                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                      Among

                             VENTURI PARTNERS, INC.,

                                    PFI CORP.
                                  (AS "SELLER")

                                       AND

                                 COMPASS CS INC.
                                  (AS "BUYER")

                            DATED AS OF JULY 19, 2004

CINCINNATI LIBRARY: 38461

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                                TABLE OF CONTENTS

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                                                                                PAGE
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1.       DEFINITIONS.........................................................    4

2.       SALE AND TRANSFER OF SHARES; CLOSING................................   14
     2.1      SHARES.........................................................   14
     2.2      PURCHASE PRICE.................................................   14
     2.3      CLOSING........................................................   14
     2.4      CLOSING OBLIGATIONS............................................   14
     2.5      DETERMINATION AND PAYMENT OF FINAL PURCHASE PRICE..............   16
     2.6      ESCROWED FUNDS.................................................   17

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND VENTURI................   17
     3.1      ORGANIZATION AND GOOD STANDING.................................   17
     3.2      AUTHORITY; NO CONFLICT.........................................   18
     3.3      CAPITALIZATION.................................................   19
     3.4      FINANCIAL STATEMENTS...........................................   20
     3.5      BOOKS AND RECORDS..............................................   20
     3.6      TITLE TO PROPERTIES; ENCUMBRANCES..............................   21
     3.7      CONDITION AND SUFFICIENCY OF ASSETS............................   22
     3.8      ACCOUNTS RECEIVABLE............................................   22
     3.9      NO UNDISCLOSED OR LONG-TERM LIABILITIES........................   23
    3.10      TAXES..........................................................   23
    3.11      NO MATERIAL ADVERSE CHANGE.....................................   25
    3.12      COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
              AUTHORIZATIONS.................................................   26
    3.13      LEGAL PROCEEDINGS; ORDERS......................................   27
    3.14      ABSENCE OF CERTAIN CHANGES AND EVENTS..........................   28
    3.15      CONTRACTS; NO DEFAULTS.........................................   29
    3.16      INSURANCE......................................................   32
    3.17      INTELLECTUAL PROPERTY..........................................   34
    3.18      CERTAIN PAYMENTS...............................................   37
    3.19      RELATIONSHIPS WITH RELATED PERSONS.............................   37
    3.20      BROKERS OR FINDERS.............................................   38

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.............................   39
     4.1      ORGANIZATION AND GOOD STANDING.................................   39
     4.2      AUTHORITY; NO CONFLICT.........................................   39
     4.3      INVESTMENT INTENT..............................................   40
     4.4      CERTAIN PROCEEDINGS............................................   41
     4.5      BROKERS OR FINDERS.............................................   41
     4.6      ACCESS TO INFORMATION..........................................   41

5.       COVENANTS OF SELLER AND VENTURI PRIOR TO CLOSING DATE;
         POST-CLOSING COVENANTS OF SELLER AND VENTURI........................   42
     5.1      ACCESS AND INVESTIGATION.......................................   42
     5.2      OPERATION OF THE BUSINESS......................................   42
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     5.3      NEGATIVE COVENANT..............................................   43
     5.4      REQUIRED APPROVALS.............................................   43
     5.5      NOTIFICATION; UPDATING OF DISCLOSURE LETTER....................   43
     5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.....................   44
     5.7      NO SOLICITATION................................................   44
     5.8      COMMERCIALLY REASONABLE EFFORTS................................   46
     5.9      [RESERVED].....................................................   46
    5.10      DENVER OPERATIONS..............................................   46
    5.11      WORKERS COMPENSATION...........................................   46
    5.12      DELIVERY OF APPLICABLE CONTRACTS...............................   47

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE; POST-CLOSING COVENANTS
         OF BUYER............................................................   47
     6.1      APPROVALS OF GOVERNMENTAL BODIES...............................   47
     6.2      COMMERCIALLY REASONABLE EFFORTS................................   47
     6.3      NOTIFICATION...................................................   47
     6.4      WORKERS COMPENSATION...........................................   47
     6.5      VENTURI LEASE GUARANTIES.......................................   47
     6.6      RESTRUCTURING CHARGES..........................................   48
     6.7      LICENSE AGREEMENT..............................................   48

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.................   48
     7.1      ACCURACY OF REPRESENTATIONS....................................   48
     7.2      PERFORMANCE OF VENTURI AND SELLER..............................   49
     7.3      REQUIRED CONSENTS..............................................   49
     7.4      OPINION OF COUNSEL TO SELLER, VENTURI, THE COMPANY AND
              COMPANY'S SUBSIDIARIES.........................................   49
     7.5      NO INJUNCTION..................................................   49
     7.6      NO PROHIBITION.................................................   50
     7.7      TERMINATION OF CERTAIN EQUITY..................................   50
     7.8      HCE PLAN.......................................................   50
     7.9      ESCROW AGREEMENT...............................................   50
    7.10      MERGER TRANSACTION.............................................   50
    7.11      EMPLOYMENT AGREEMENT...........................................   50

8.       CONDITIONS PRECEDENT TO VENTURI'S AND SELLER'S OBLIGATION TO CLOSE..   51
     8.1      ACCURACY OF REPRESENTATIONS....................................   51
     8.2      BUYER'S PERFORMANCE............................................   51
     8.3      REQUIRED CONSENTS..............................................   51
     8.4      OPINION OF COUNSEL TO BUYER....................................   51
     8.5      NO INJUNCTION..................................................   51
     8.6      NO PROHIBITION.................................................   51
     8.7      ESCROW AGREEMENT...............................................   52
     8.8      MERGER TRANSACTION.............................................   52
     8.9      SHAREHOLDER APPROVAL...........................................   52
9.       TERMINATION.........................................................   52
     9.1      TERMINATION EVENTS.............................................   52
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     9.2      EFFECT OF TERMINATION..........................................   53
     9.3      EXPENSE REIMBURSEMENT AGREEMENT................................   53

10.      INDEMNIFICATION; REMEDIES...........................................   54
     10.1     SURVIVAL.......................................................   54
     10.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND VENTURI...   54
     10.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER................   55
     10.4     TIME LIMITATIONS...............................................   55
     10.5     LIMITATIONS ON AMOUNT -- SELLER AND VENTURI....................   56
     10.6     LIMITATIONS ON AMOUNT -- BUYER.................................   57
     10.7     PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS............   57
     10.8     TAX MATTERS....................................................   59
     10.9     PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS..................   62

11.      GENERAL PROVISIONS..................................................   62
     11.1     EXPENSES.......................................................   62
     11.2     NOTICES........................................................   62
     11.3     JURISDICTION; SERVICE OF PROCESS...............................   63
     11.4     SECTION 338(H)10 ELECTION......................................   63
     11.5     FURTHER ASSURANCES.............................................   64
     11.6     WAIVER.........................................................   64
     11.7     ENTIRE AGREEMENT AND MODIFICATION..............................   64
     11.8     DISCLOSURE LETTER..............................................   65
     11.9     ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS..............   65
    11.10         SEVERABILITY...............................................   65
    11.11         SECTION HEADINGS; CONSTRUCTION.............................   65
    11.12         GOVERNING LAW..............................................   66
    11.13         COUNTERPARTS...............................................   66
    11.14         CONFIDENTIALITY............................................   66
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                                    EXHIBITS

Exhibit 1(a)                Buyer Termination Expenses
Exhibit 1(b)                Merger Agreement
Exhibit 2.4(a)(ii)          Form of Release
Exhibit 2.4(a)(iii)         Form of Transition Services Agreement
Exhibit 2.6                 Form of Escrow Agreement
Exhibit 3.4                 May 23rd Operating Balance Sheet
Exhibit 5.7(a)              Form of Press Release
Exhibit 7.4                 Form of Opinion of Counsel to Venturi, Seller,
                            Company and Company's Subsidiaries
Exhibit 8.4                 Form of Opinion of Counsel to Buyer

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                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 19, 2004 by and among VENTURI PARTNERS, INC., a Delaware corporation ("Venturi"), PFI CORP., a Delaware corporation (the "Seller") and COMPASS CS INC., a Delaware corporation (the "Buyer").

                                    RECITALS

      Seller desires to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock (the "Shares") of VENTURI STAFFING PARTNERS, INC., a Delaware corporation (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

      The parties, intending to be legally bound, agree as follows:

1.    DEFINITIONS

      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

      "ACQUISITION PROPOSAL" - as defined in Section 5.7(a).

      "AIG WORKERS COMPENSATION POLICIES" - as defined in Section 3.16(c)(i).

      "APPLICABLE CONTRACT" means any Contract (a) under which the Company or any of Company's Subsidiaries has or may acquire any rights, (b) under which the Company or any of Company's Subsidiaries has or may become subject to any obligation or liability, or (c) by which the Company or any of Company's Subsidiaries or any of the respective assets owned or used by it or them is or may become bound.

      "AUDITED CARVE-OUT BALANCE SHEET" - as defined in Section 3.4

      "BENEFIT PLANS" means all Defined Contribution Plans, the HCE Plan, Multiemployer Plans, Pension Plans, Welfare Plans, VEBAs, bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, severance or other employee or fringe benefit plan, program, policy, arrangement or contract sponsored, maintained, has contributed to, or is required to be contributed to, by the Seller, the Company or any ERISA Affiliate for the benefit of their current or former directors, officers, employees or independent contractors.

      "BREACH" - a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to

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perform or comply with, such representation, warranty, covenant, obligation or other provision, and the term "Breach" means any such inaccuracy, breach or failure.

      "BUSINESS" means the business of the Company and its Subsidiaries as conducted in the Ordinary Course of Business immediately prior to March 28, 2004.

      "BUYER" - as defined in the first paragraph of this Agreement.

      "BUYER TERMINATION EXPENSES" means all expenses incurred or committed to by or on behalf of Buyer through the termination of this Agreement in connection with the investigation and evaluation of the Business, the Company and Company's Subsidiaries and with the preparation, execution and performance of this Agreement, each other agreement or document contemplated by this Agreement and the Contemplated Transactions, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants and all commitment and other fees and costs to secure and preserve the availability of financing necessary to consummate the Contemplated Transactions, which Buyer Termination Expenses are preliminarily estimated to be as set forth in Exhibit 1 attached hereto.

      "CARVE-OUT BALANCE SHEETS" - as defined in Section 3.4.

      "CLOSING" - as defined in Section 2.3.

      "CLOSING DATE" means the date on which the Closing actually takes place.

      "CLOSING DATE BALANCE SHEET" - as defined in Section 2.5(a).

      "CLOSING NET WORKING CAPITAL" means the current assets of the Company and its Subsidiaries at the close of business on the Closing Date less the current liabilities of the Company and its Subsidiaries on such date. For purposes of this Agreement, "current assets" shall equal the sum of all accounts receivable and other current assets (excluding cash and cash equivalents and cash overdrafts), and "current liabilities" shall equal the sum of all accounts payable (excluding cash overdrafts), accrued expenses, current income taxes payable and any other current liabilities (other than (i) current liabilities for SUI Taxes and Unclaimed Property Taxes and (ii) the San Francisco Payroll Tax Settlement Amount). Except as otherwise specifically provided in this definition, all such calculations shall be made in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies and practices that were used in preparing, the May 23rd Operating Balance Sheet.

      "CNA LCS" - as defined in Section 3.16(d)(vii).

      "CNA WORKERS COMPENSATION POLICIES" - as defined in Section 3.16(c)(i).

      "COMMERCIALLY REASONABLE EFFORTS" means the efforts that a reasonably prudent business Person would use in similar circumstances to achieve a desired result in a reasonably efficient and cost-effective manner and within the applicable time period, if any; provided that an obligation to use Commercially Reasonable Efforts shall not require the Person subject to that

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obligation to take any action that would, in and of itself, result in a material adverse effect on the assets, properties, business, results of operations or financial condition of such Person.

      "COMMERCIAL STAFFING PORTION OF HISTORICAL WORKERS COMPENSATION CLAIMS" means that portion of Venturi's Historical Workers Compensation Claims that are attributable to the Business, which claims specifically exclude all claims attributable to Venturi's IT staffing business and Nursefinders, Inc.

      "COMPANY" - as defined in the Recitals of this Agreement.

      "CONFIDENTIALITY AGREEMENT" means that certain Confidentiality Agreement, dated as of May 18, 2004, between Venturi and the Buyer, as amended or modified.

      "CONSENT" means any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

      "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement, including:

            (a) the sale of the Shares by Seller to Buyer;

            (b) the execution, delivery and performance of the Transition Services Agreement, the License Agreement, the Escrow Agreement and the Release; and

            (c) the performance by Buyer, Seller and Venturi of their respective covenants and obligations under this Agreement.

      "CONTRACT" means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

      "DAMAGES" - as defined in Section 10.2.

      "DEFINED CONTRIBUTION PLAN" means a "pension plan" (as defined in Section 3(2) of ERISA) that is described in Section 3(34) of ERISA and Section 414(i) of the IRC and that is established, maintained or contributed to by the Seller, the Company any Subsidiary or any ERISA Affiliate.

      "DISCLOSURE LETTER" means the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

      "DISCLOSURE LETTER SUPPLEMENTS" - as defined in Section 5.5(b).

      "ENCUMBRANCE" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

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      "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law. References to sections of ERISA shall be construed to also refer to any successor sections.

      "ERISA AFFILIATE" shall mean any corporation, trade or business that is, along with the Seller, the Company or any of their Subsidiaries, a member of a controlled group of corporations or a group of trades or businesses (whether or not incorporated) that are under common control, as described in Sections 414(b) and 414(c), respectively, of the IRC or Section 4001 of ERISA.

      "ESCROW AGENT" - as defined in Section 2.6.

      "ESCROW AGREEMENT" - as defined in Section 2.6.

      "ESCROW AMOUNT" means $2,500,000 or such lesser amount as may be agreed in writing by Buyer and Seller.

      "EXPENSE REIMBURSEMENT AGREEMENT" means that certain letter agreement, dated May 25, 2004, between Venturi and Buyer pursuant to which Venturi agrees, subject to the conditions specified therein, to reimburse Buyer for certain expenses relating to the Contemplated Transactions, as amended or modified.

      "GAAP" means : (i) with respect to the May 23rd Operating Balance Sheet and the Closing Date Balance Sheet, United States generally accepted accounting principles applied on a consistent basis for the periods involved; and (ii) with respect to Carve-Out Balance Sheets and related financial statements, United States generally accepted accounting principles applied on a consistent basis for the periods involved, subject to the qualifications and limitations set forth in Note 2 to the March 28th Carve-Out Balance Sheet including the fact that such statements have been prepared on a basis consistent with this Agreement and that only those assets and liabilities of the Company that will be acquired pursuant to this Agreement are presented in such balance sheets; provided that all such balance sheets and related financial statements other than the Audited Carve-Out Balance Sheet are further subject to normal recurring year-end adjustments. .

      "GOVERNMENTAL AUTHORIZATION" means any Consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY" means any:

            (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

            (b)   federal, state, local, municipal, foreign or other government;

            (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

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            (d)   multi-national organization or body; or

            (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

      "HARTFORD LCS" - as defined in Section 3.16(d)(vii).

      "HARTFORD WORKERS COMPENSATION POLICIES" - as defined in Section
      3.16(c)(i).

      "HCE PLAN" means the Personnel Group of America, Inc. Non-Qualified Profit Sharing Plan Amendment and Restatement effective January 1, 1996, as thereafter amended from time to time, available to certain highly compensated employees of the Company and its Subsidiaries.

      "INDEMNIFIED PERSONS" - as defined in Section 10.2.

      "INTELLECTUAL PROPERTY ASSETS" - as defined in Section 3.17(a).

      "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

      "IRS" means the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

      "JUNE 27TH CARVE-OUT BALANCE SHEET" - as defined in Section 3.4.

      "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

      "LICENSE AGREEMENT" - as defined in Section 6.7.

      "MARCH 28TH CARVE-OUT BALANCE SHEET" - as defined in Section 3.4.

      "MATERIAL ADVERSE CHANGE" - as defined in Section 3.11.

      "MATERIAL ADVERSE EFFECT" means any change or effect that, when taken individually or together with all other adverse changes or effects, has or is reasonably likely to have a material adverse effect on the assets, properties, Business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any effect resulting from (i) any change in economic conditions generally or in the temporary staffing industry; (ii) any change in the financial condition or results of operation of the Company caused by the pending sale of the Company to the Buyer or the announcement thereof; or (iii) any actions to be taken pursuant to or in accordance with this Agreement.

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      "MATERIAL CONTRACT" - as defined in Section 3.15.

      "MATERIAL LEASE" - as defined in Section 3.6(a)(i).

      "MAY 23RD OPERATING BALANCE SHEET" - as defined in Section 3.4.

      "MERGER AGREEMENT" means that certain Agreement and Plan of Merger, dated as of the date hereof, among Venturi, COMSYS Information Technology Services, Inc. and the other parties thereto pursuant to which Venturi's Merger Subsidiary is, simultaneously with the consummation of the Contemplated Transactions, merged with and into COMSYS Holding, Inc. and, following the consummation of such merger, Venturi owns, directly or indirectly, all of the combined businesses of Venturi Technology Partners and COMSYS Information Technology Services, Inc. substantially as such businesses exist and are conducted on the date of this Agreement, a copy of which is attached hereto as Exhibit 1(b). Each term or provision of the Merger Agreement that is incorporated by reference into this Agreement shall mean that term or provision as it is in effect on the date hereof as set forth on Exhibit 1(b).

      "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Seller, the Company, any Subsidiary or any ERISA Affiliate or to which Seller, the Company, any Subsidiary or any ERISA Affiliate has contributed in the past or currently contributes.

      "NON-CONSUMMATION FEE" - as defined in Section 5.7(d)(ii).

      "ORDER" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body or by any arbitrator.

      "ORDINARY COURSE OF BUSINESS" - an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent both in nature and magnitude with the past practices of such Person, is not prohibited by applicable law, is taken in the ordinary course of the normal day-to-day operations of such Person and is not required to be specifically authorized by the board of directors (or by any Person or group of Persons exercising similar authority) or parent company (if any) of such Person.

      "ORGANIZATIONAL DOCUMENTS" means, with respect to any corporation, its articles or certificate of incorporation and its bylaws and, with respect to any limited liability company, its articles or certificate of organization and its operating agreement and, with respect to any partnership, its partnership agreement and, with respect to any other Person, its charter or similar document adopted or filed in connection with its creation, formation or organization, in each case including any amendments thereto and as currently in effect.

      "OUTSIDE CLOSING DATE" means October 31, 2004 or such later date, if any, as to which Buyer and Seller may agree.

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      "PENSION PLAN" means a "pension plan," as such term is defined in Section
3(2) of ERISA, which is established or maintained by Seller, the Company, any Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.

      "PERMITTED CAPITAL EXPENDITURES" - as defined in Section 5.2(c).

      "PERSON" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

      "PRE-CLOSING PERIOD" - as defined in Section 10.8(a).

      "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PURCHASE PRICE" - as defined in Section 2.2.

      "QUALIFYING OFFER" means an unsolicited offer from an unaffiliated third party or related group of third parties (none of which Persons shall be a Related Person of Venturi, Seller, COMSYS Holding, Inc., COMSYS Information Technology Services, Inc., or of their respective Subsidiaries) to acquire (i) the Shares, through purchase, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination or other similar transaction or (ii) all or substantially all of the assets of the Company, which in either such case is on terms that Venturi's board of directors determines in its good faith judgment, taking into account all relevant factors, including any conditions to such offer, the timing of closing thereof, the risk of nonconsummation, the ability of the Person making the offer to finance the transaction contemplated thereby, any required governmental or other consents, filings and approvals, (A) would, if consummated, result in a transaction that is more favorable to Venturi's stockholders from a financial point of view than the transactions contemplated by this Agreement and (B) is reasonably likely to be completed (including as to any financing) without undue delay.

      "REFERENCE AMOUNT" - as defined in Section 2.2.

      "RELATED PERSON" means, with respect to a particular individual:

            (a)   each other member of such individual's Family;

            (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

            (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

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

            (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and

            with respect to a specified Person other than an individual:

            (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

            (b) any Person that holds a Material Interest in such specified Person;

            (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

            (d) any Person in which such specified Person holds a Material Interest;

            (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

            (f) any Related Person of any individual described in clause (b) or (c).

      For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

      "RELEASE" - as defined in Section 2.4(a)(ii).

      "REPORTABLE EVENT" shall have the meaning given to such term in ERISA
Section 4043.

      "REPRESENTATIVE" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

      "SAN FRANCISCO PAYROLL TAX SETTLEMENT AMOUNT" means the amount due and owing as of Closing to the City and County of San Francisco Treasurer and Tax Collector Department in respect of payroll Taxes under that certain Settlement Agreement and Release of All Claims dated January 16, 2004 (not to exceed $214,748).

      "SECURITIES ACT" means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

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      "SELECTED ACCOUNTING FIRM" means the Minneapolis, Minnesota office of R.
S. McGladrey.

      "SELLER" - as defined in the first paragraph of this Agreement.

      "SELLER'S KNOWLEDGE" means the knowledge of Larry Enterline, Jim Hunt, Mike Barker, Tom Stafford or Ken Bramlett, where "knowledge" of any such individual means that:

            (a) such individual is actually aware of the relevant fact, condition, or matter; or

            (b) it is reasonable to expect that such individual would discover or otherwise become aware of such fact or other matter in the performance of his responsibilities in the Ordinary Course of Business;

provided, however, that such individuals shall not be deemed for purposes of this definition to have an independent duty of inquiry as the result of or with respect to this Agreement.

      "SHAREHOLDER AND BOARD APPROVAL" means approval of the Contemplated Transactions by (i) each Five Percent Shareholder (as such term is defined in the Restated Certificate of Incorporation of Venturi as filed with the Secretary of State of Delaware, Division of Corporations, on August 1, 2003 ("Venturi's Certificate of Incorporation")), (ii) the holders of a majority of the issued and outstanding shares of Venturi's common stock, and (iii) directors constituting at least 80% of Venturi's board of directors as required by Venturi's Certificate of Incorporation.

      "SHARES" - as defined in the Recitals of this Agreement.

      "SUBSIDIARY" means, with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

      "SUI TAXES" means all Taxes of the Company or its Subsidiaries (or for which the Company and/or any of its Subsidiaries are obligated) due, or at any time determined to be due, and payable to the State of California or any subdivision or agency thereof, for unemployment insurance contributions and related interest and penalties for the calendar year ending December 31, 2003, including without limitation, any such contributions and related interest and penalties covered by the Notice of Assessment from the Employment Development Department of the State of California issued to Staffplus, Inc. on December 17, 2003.

      "SUPERIOR PROPOSAL" means Superior Proposal as such term is defined in the Merger Agreement.

                                      12-

      "TAKEOVER PROPOSAL" means Takeover Proposal as such term is defined in the Merger Agreement.

      "TAX" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax, employment, social security, disability, unemployment or other payroll withholding tax, including SUI Taxes), levy, assessment, tariff, duty (including any customs duty), and any unclaimed property charge (including the Unclaimed Property Taxes), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

      "TAX RETURN" means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax, and including any amendments thereof.

      "TERMINATION FEE" - as defined in Section 5.7(d)(ii).

      "THREATENED" means a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing or any notice has been given in writing.

      "TRANSITION SERVICES AGREEMENT" means an agreement between Buyer, Seller and Venturi, to be dated as of the Closing Date, pursuant to which Seller and/or Venturi will provide, or cause to be provided, certain back office support and other services to Buyer for an initial period of three (3) months (the "Initial Transition Period") and such additional period or periods (the "Extended Transition Period") as Buyer, Seller and Venturi shall agree, which agreement shall be substantially in the form attached hereto as Exhibit 2.4(a)(iii); provided, however, that with respect to the Extended Transition Period, the "Services" and the "Services Fee" (as such terms are defined in Exhibit 2.4(a)(iii)), shall be those Services, if any, and that Services Fee as Venturi and Buyer shall in good faith agree prior to Closing and further provided that such Services Fee for the Extended Transition Period shall be an escalating fee in an amount agreed to in good faith by Venturi and Buyer that is greater than the Services Fee in effect for the Initial Transition Period.

      "UNCLAIMED PROPERTY TAXES" means all Taxes of the Company or its Subsidiaries (or for which the Company and/or any of its Subsidiaries are obligated) due, or at any time determined to be due, and payable to the State of Delaware or to the State of North Carolina, or any subdivision or agency thereof, in respect of escheated property for any Pre-Closing Period.

                                      13-

      "VEBA" means a voluntary employees' beneficiary association under IRC ss.501(c)(9) that is established or maintained by Seller, the Company, any Subsidiary or any ERISA Affiliate.

      "VENTURI LEASE GUARANTEES" - as defined in Section 3.6(a).

      "VENTURI'S HISTORICAL WORKERS COMPENSATION CLAIMS" means all claims, whether known or unknown, for workers compensation by persons covered by any insurance contract or program (including any self-insurance program) of Venturi or any of its Subsidiaries, including all such claims arising from or in connection with the Business, to the extent that such claims arise from or in connection with events or circumstances that occurred on or before the Closing Date.

      "VENTURI'S MERGER SUBSIDIARY" means the wholly-owned subsidiary of Venturi that will merge with and into COMSYS Holding, Inc. pursuant to the Merger Agreement.

      "WELFARE PLAN" means a "welfare plan" as such term is defined in Section 3(1) of ERISA, which is established or maintained by Seller, the Company, any Subsidiary or any ERISA Affiliate, other than a Multiemployer Plan.

2.    SALE AND TRANSFER OF SHARES; CLOSING

      2.1   SHARES

      At the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller, all on the terms and subject to the conditions set forth in this Agreement.

      2.2   PURCHASE PRICE

      The purchase price (the "Purchase Price") shall be $30,500,000.00 minus the San Francisco Payroll Tax Settlement Amount plus the amount, if any, by which Closing Net Working Capital is greater than $12,500,000.00 (the "Reference Amount") and minus the amount, if any, by which Closing Net Working Capital is less than the Reference Amount.

      2.3   CLOSING

      The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of either Akin Gump or Squire Sanders & Dempsey L.L.P. in Houston, Texas, at 10:00 a.m. (local time) on September 30, 2004 or at such other time and place as the parties may agree. Subject to the provisions of
Section 9, failure to consummate the Closing on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

      2.4   CLOSING OBLIGATIONS

      At the Closing:

            (a)   Seller and Venturi, as applicable, will deliver to Buyer:

                                       14-

                  (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), which Shares shall be free and clear of all Encumbrances (other than Encumbrances created by Buyer);

                  (ii) a release in the form of Exhibit 2.4(a)(ii) executed by each of Seller and Venturi (the "Release");

                  (iii) the Transition Services Agreement, executed by Seller and Venturi;

                  (iv) a certificate or certificates executed by each of Seller and Venturi representing and warranting to Buyer that (A) each of Seller's and Venturi's representations and warranties in this Agreement is accurate in all material respects as of the Closing (giving full effect to any Disclosure Letter Supplements that Seller delivered to Buyer prior to the Closing in accordance with Section 7.1) and (B) all covenants or obligations that they are required to perform or comply with prior to Closing have been duly performed and complied with in all material respects;

                  (v)   the License Agreement, executed by Venturi; and

                  (vi)  the Escrow Agreement, executed by Seller and Venturi;.

            (b)   Buyer will deliver to Seller:

                  (i) by wire transfer of immediately available funds to such account as Seller shall specify, the sum of $30,500,000.00 minus the San Francisco Payroll Tax Settlement Amount and minus the Escrow Amount;

                  (ii)  the Transition Services Agreement, executed by Buyer;

                  (iii) a certificate executed by Buyer to the effect that (A)
            each of Buyer's representations and warranties in this Agreement is accurate in all respects as of the Closing Date and (B) all covenants or obligations that it is required to perform or comply with prior to Closing have been duly performed and complied with in all material respects;

                  (iv)  the License Agreement, executed by Buyer; and

                  (v)   the Escrow Agreement, executed by Buyer.

            (c) Buyer will deliver to the Escrow Agent by wire transfer of immediately available funds the Escrow Amount.

                                      15-

      2.5   DETERMINATION AND PAYMENT OF FINAL PURCHASE PRICE

      (a) Within forty-five (45) days after the Closing Date, Seller shall prepare and deliver to Buyer a consolidated balance sheet of the Company and its Subsidiaries as at the close of business on the Closing Date, which balance sheet shall be prepared in accordance with GAAP and on the same basis as, and by applying the same accounting principles, policies and practices that were used in preparing, the May 23rd Operating Balance Sheet (the "Closing Date Balance Sheet"), which Closing Date Balance Sheet shall evidence Seller's determination of Closing Net Working Capital and be accompanied by such schedules and accounting work papers as Seller in good faith determines are reasonably required in order to support such determination. Buyer shall provide Seller such reasonable access to the Company's books and records as is reasonably required in order to enable Seller to prepare the Closing Date Balance Sheet. Subject to paragraphs (b) and (c) of this Section 2.5, if Closing Net Working Capital exceeds the Reference Amount, then Buyer shall pay to or as directed by Seller the amount of such excess or, if Closing Net Working Capital is less than the Reference Amount, then Seller shall pay to or as directed by Buyer the difference between such amounts. The amount so payable to or as directed by Seller or Buyer, as applicable, shall be paid, within five (5) days of final determination thereof, by wire transfer of immediately available funds to such bank account or accounts as the recipient thereof shall specify.

      (b) Buyer may object to Seller's determination of Closing Net Working Capital by delivering a written statement of objections (stating the basis of the objections with reasonable specificity) and its revised Closing Date Balance Sheet to Seller within thirty (30) days following delivery by Seller of its proposed Closing Date Balance Sheet. If Buyer so objects, Seller and Buyer shall seek in good faith to resolve the differences specified in such objection within fifteen (15) days following Buyer's delivery of its objection. During such time, if Seller disagrees with Buyer's objection, Seller shall provide to Buyer, with reasonable specificity, a written statement of the basis of its disagreement. If Buyer does not so timely object to Seller's determination of Closing Net Working Capital, then such determination by Seller shall be considered final and binding upon the parties. If Buyer does so timely object to Seller's determination of Closing Net Working Capital and Seller does not so timely object to such objection by Buyer, then Buyer's revised Closing Date Balance Sheet and Buyer's determination of Closing Net Working Capital evidenced thereby shall be considered final and binding upon the parties.

      (c) In the event Buyer and Seller are unable to resolve a dispute or disagreement set forth in a written objection pursuant to Section 2.5(b), either party may elect, by written notice to the other party, to have all such disputes or disagreements resolved by the Selected Accounting Firm. Promptly upon delivering or receiving, as applicable, such notice, Buyer and Seller shall submit to the Selected Accounting Firm its version of the Closing Date Balance Sheet and determination of Closing Net Working Capital evidenced thereby together with supporting schedules and accounting work papers, the May 23rd Operating Balance Sheet and an executed copy of this Agreement, and Buyer shall provide to the Selected Accounting Firm reasonable access to the books and records (and other relevant information), and to accounting personnel, of the Company and its Subsidiaries to the extent such access is reasonably necessary to permit the Selected Accounting Firm to make its determinations. The Selected Accounting Firm shall apply the terms and conditions of this Agreement and, consistent with such terms and conditions, make

                                      16-
a final and binding resolution of the disputes or disagreements. In making its final and binding resolution, the Selected Accounting Firm shall be instructed that it must select either the Closing Date Balance Sheet of the Buyer in its entirety or the Closing Date Balance Sheet of the Seller in its entirety, together with the determination of Closing Net Working Capital evidenced thereby. No appeal from such determination shall be permitted. The Selected Accounting Firm shall be instructed to use every reasonable effort to perform its services within thirty (30) days after the date it receives the first of Buyer's or Seller's, as the case may be, version of the Closing Date Balance Sheet. The costs and expenses for the services of the Selected Accounting Firm shall be borne by the non-prevailing party; provided, however, that each of the parties shall agree to jointly and severally indemnify the Selected Accounting Firm to the extent reasonably and customarily requested by the Selected Accounting Firm to do so. Judgment upon any award or decision by the Selected Accounting Firm may be enforced by any court having jurisdiction thereof.

      2.6   ESCROWED FUNDS

      The Escrow Amount shall be deposited in an account with a commercial bank or trust company or other third party mutually selected by Buyer and Seller to act as Escrow Agent hereunder (the "Escrow Agent") for the purpose of securing Seller's and Venturi's indemnification obligations under Section 10.8(a) with respect to SUI Taxes and Unclaimed Property Taxes. The Escrow Amount, together with all interest, dividends and other income thereon, shall be held and released by the Escrow Agent in accordance with this Agreement and an escrow agreement, which escrow agreement shall (i) be entered into among Buyer, Seller, Venturi and the Escrow Agent, (ii) provide for the release of the Escrow Amount only as and when, and to the extent that, obligations for the SUI Taxes and Unclaimed Property Taxes are fully paid or otherwise satisfied, and (iii) otherwise be in substantially the form attached hereto as Exhibit 2.6 (except that it shall include such additional customary terms and conditions as the Escrow Agent may require) (the "Escrow Agreement").

3.    REPRESENTATIONS AND WARRANTIES OF SELLER AND VENTURI

      Each of Seller and Venturi hereby represents and warrants to Buyer as follows:

      3.1   ORGANIZATION AND GOOD STANDING

      (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Company and each of its Subsidiaries of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to conduct the Business, the names under which it conducts the Business and its capitalization (including the identity of each stockholder and the number of shares held by each).

      (b) The Company and each Subsidiary is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, with full corporate, limited liability company or limited partnership power and authority to conduct the Business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

                                      17-

      (c) The Company and each of its Subsidiaries is duly qualified to conduct the Business as a foreign corporation, limited liability company or limited partnership, as applicable, and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to qualify would not reasonably be expected to have a Material Adverse Effect.

      (d) Seller has delivered to Buyer copies of the Organizational Documents of the Company and each of its Subsidiaries, as currently in effect.

      3.2   AUTHORITY; NO CONFLICT

      (a)   (i)   This Agreement constitutes the legal, valid and binding
obligation of Seller and Venturi, enforceable against each of Seller and Venturi in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Upon the execution and delivery by Seller and Venturi of the Release, the Transition Services Agreement, the Escrow Agreement and the License Agreement (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid and binding obligations of Seller and Venturi, enforceable against each of Seller and Venturi in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

            (ii) Each of Seller and Venturi has full corporate power and authority to execute and deliver this Agreement and the Seller Closing Documents, and to perform its obligations under, this Agreement and the Seller Closing Documents.

      (b) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

            (i) conflict with or result in a violation of (A) any provision of the Organizational Documents of Venturi, Seller, the Company or the Company's Subsidiaries, or (B) any resolution adopted by the board of directors of Venturi, Seller, the Company or any of Company's Subsidiaries;

            (ii) conflict with or result in a violation of any material Legal Requirement or any Order to which the Company or any of Company's Subsidiaries, or any material assets owned or used by any of them, may be subject;

            (iii) conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend,

                                      18-
      cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of Company's Subsidiaries or that otherwise relates to the Business;

            (iv) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries.

      (c) Except as set forth in Part 3.2(c) of the Disclosure Letter, none of Venturi, the Seller, the Company or Company's Subsidiaries is or will be required to give any notice to or obtain any Consent from any Person except for those notices or Consents the failure of which to perform or obtain would not reasonably be expected to have a Material Adverse Effect, in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions.

      3.3   CAPITALIZATION

      (a) The authorized equity securities of the Company consist of one thousand (1,000) shares of common stock, par value $0.01 per share, of which one thousand (1,000) shares are issued and outstanding, all of which constitutes the Shares. As of the date of this Agreement, except as set forth in Part 3.3 of the Disclosure Letter, (i) Seller is the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances (other than Encumbrances created by Buyer), (ii) all of the outstanding equity securities and other securities of the Company and each of its Subsidiaries are owned of record and beneficially by, in the case of the Shares, the Seller and, in the case of such Subsidiaries, one or more of the Company and its Subsidiaries, free and clear of all Encumbrances, and (iii) there are no Contracts (other than this Agreement) relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. At Closing, (x) Seller will be the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances, (y) all of the outstanding equity securities and other securities of the Company and each of its Subsidiaries will be owned of record and beneficially by, in the case of the Shares, the Seller and, in the case of such Subsidiaries, one or more of the Company and its Subsidiaries, free and clear of all Encumbrances, and (z) there will be no Contracts (other than this Agreement) relating to the issuance, sale or transfer of any equity securities or other securities of the Company or any of its Subsidiaries. Except for legends required by the Securities Act of 1933, as amended, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company or any of its Subsidiaries. All of the outstanding equity securities of the Company and each of its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable.

      (b) None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. Neither the Company nor any of its Subsidiaries owns or holds, or has any Contract that obligates the Company or such Subsidiary to acquire, any equity securities or other securities of any Person (other than the Company or its Subsidiaries) or any direct or indirect equity or ownership interest in any other business.

                                      19-

      (c) Except as set forth in Part 3.3 of the Disclosure Letter, neither the Company nor any of its Subsidiaries will be obligated on or with respect to any indebtedness of the Company or its Subsidiaries for borrowed money.

      3.4   FINANCIAL STATEMENTS

      Seller has delivered or caused to be delivered to Buyer: (i) a draft (which draft is substantially complete in all respects other than non-material modifications of the notes thereto and except that it is not accompanied by the report thereon of PriceWaterhouseCoopers) audited consolidated special purpose balance sheet of the Company and its Subsidiaries as at December 28, 2003 (such audited consolidated balance sheet, including the notes thereto, being referred to herein as the "Audited Carve-Out Balance Sheet"), and the related draft audited consolidated special purpose statements of operations and changes in investment of parent company and in cash flow for the fiscal year then ended, including the notes thereto;, (ii) a draft (which draft is substantially complete in all respects other than non-material modifications of the notes thereto) unaudited consolidated special purpose balance sheet of the Company and its Subsidiaries as at March 28, 2004 (such unaudited, consolidated balance sheet of the Company and its Subsidiaries, including the notes thereto, being herein referred to as the "March 28th Carve-Out Balance Sheet"), and the related unaudited consolidated special purpose statements of operations and changes in investment of parent company and in cash flow for the fiscal quarter then ended, including the notes thereto; and (iii) the internal, unaudited consolidated balance sheet of the Company and its Subsidiaries as at May 23, 2004 (the "May 23rd Operating Balance Sheet"), which is attached hereto as Exhibit 3.4. On or before August 2, 2004, Seller will cause to be delivered to Buyer an unaudited special purpose consolidated balance sheet of the Company and its Subsidiaries (the "June 27th Carve-Out Balance Sheet") as at the close of business on June 27, 2004 and the related unaudited consolidated statement of income for the six
(6) months then ended, including the notes thereto (if any). On or before the date seven (7) days after the date hereof, Seller shall deliver to Buyer the Audited Carve-Out Balance Sheet, in final form, accompanied by the report thereon of PriceWaterhouseCoopers, and the March 28th Carve-Out Balance Sheet, in final form. The Audited Carve-Out Balance Sheet, the March 28th Carve-Out Balance Sheet and the June 27th Carve-Out Balance Sheet are referred to collectively as the "Carve-Out Balance Sheets". All such financial statements and notes fairly present (or, as applicable, will fairly present) in all material respects the financial condition and the results of operations, changes in investment of parent company and in cash flow of the Company and its Subsidiaries as at the respective dates and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company and its Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

      3.5   BOOKS AND RECORDS

      Except as set forth in Part 3.5 of the Disclosure Letter, the books of account and stock record books of the Company and its Subsidiaries, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. Except as set forth in
Part 3.5 of the Disclosure Letter, the minute books of the

                                      20-

Company and its Subsidiaries, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and action taken by, the stockholders, the members, the partners, the managers, the boards of directors and committees of the boards of directors of the Company and its Subsidiaries, and no meeting of any such stockholders, members, partners, managers, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of the books and records of the Company and its Subsidiaries will be in the possession of the Company and its Subsidiaries.

      3.6   TITLE TO PROPERTIES; ENCUMBRANCES

      (a) Part 3.6 of the Disclosure Letter contains a complete and accurate list of each parcel of real property leased by the Company or any of its Subsidiaries (as lessor or lessee) in connection with the conduct of the Business (each a "Lease" and collectively, the "Leases"). Except as set forth in
Part 3.6 of the Disclosure Letter, neither Venturi, the Seller, nor the Company or Company's Subsidiaries is or will be required to give any notice or obtain any consent pursuant to any Lease in connection with or as a result of the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. Part 3.6 of the Disclosure Letter also contains a complete and accurate list of each guaranty executed by Venturi or Seller (as guarantor) in connection with a Lease (collectively, the "Venturi Lease Guarantees"). The Company and each applicable Subsidiary have a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee under the Leases for the full term of the Lease thereof, subject to the terms of each Lease. The Company and each Subsidiary enjoys peaceful and undisturbed possession in all material respects under all Leases under which it is operating as a lessee.

            (i) Each Lease that requires annual rents/payments in excess of $50,000 (each such Lease a "Material Lease") is a legal, valid and binding agreement of the Company, or its Subsidiary (as the case may be), enforceable in accordance with its terms and, to Seller's Knowledge, of each other Person that is a party thereto, and except as set forth in Part 3.6 of the Disclosure Letter, to Seller's Knowledge, there is no material default (or any condition or event which, after notice or lapse of time or both, would constitute a material default) thereunder.

            (ii) The Company has delivered to Buyer, prior to the execution of this Agreement, true and complete copies of all Leases (including any amendments and renewal letters) with respect to the real property leased by the Company.

            (iii) The Leases and the demised premises identified therein (the "Leasehold Properties") together with all of the right, title and interest of the Company in and to all buildings, facilities, fixtures and other improvements located on the Leasehold Properties and all other privileges, easements and appurtenances appertaining to the Leases, the Leasehold Properties or to any of the improvements located thereon, constitute all the real property as is occupied by the Company or any of its Subsidiaries in connection with the conduct of the Business. The Company does not own or lease any other real property with respect to the Business.

                                      21-

            (iv) Except as set forth in Part 3.6 of the Disclosure Letter, all real property leased by the Company or any of its Subsidiaries is used solely by the Company or its Subsidiaries in conducting the Business.

      (b) The Company and its Subsidiaries own, subject only to the matters permitted by the following sentence, all the properties and assets (whether tangible or intangible) reflected in the March 28th Carve-Out Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.15 of the Disclosure Letter and personal property sold or otherwise disposed of in the Ordinary Course of Business since March 28, 2004), and all of the properties and assets purchased or otherwise acquired by the Company and its Subsidiaries since March 28, 2004 (except for personal property acquired and sold or otherwise disposed of since March 28, 2004 in the Ordinary Course of Business). All material properties and assets reflected in the March 28th Carve-Out Balance Sheet are free and clear of all Encumbrances except as set forth in Part 3.6(b) of the Disclosure Letter and, with respect to all such properties and assets, (a) mortgages or security interests shown on the March 28th Carve-Out Balance Sheet (or referred to in the notes thereto), (b) mortgages or security interests incurred in connection with the purchase of property or assets after March 28, 2004 (such mortgages and security interests being limited to the property or assets so acquired), (c) liens for current taxes not yet due or, if due, being contested in good faith and by appropriate proceedings being diligently conducted and for which adequate reserves in accordance with GAAP have been provided, and (d) with respect to real property,
(i) minor imperfections of title, if any, including mechanics' liens, materialmen's liens and similar liens imposed by law, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company or any of its Subsidiaries, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

      3.7   CONDITION AND SUFFICIENCY OF ASSETS

      The properties and assets of the Company and its Subsidiaries at Closing, including without limitation the rights of the Company and its Subsidiaries under the Transition Services Agreement, will be sufficient for the conduct of the Business immediately after the Closing in substantially the same manner as conducted prior to March 28, 2004. Neither Venturi nor the Seller, nor any of their Subsidiaries (other than the Company and its Subsidiaries), conducts or is engaged in any commercial staffing business.

      3.8   ACCOUNTS RECEIVABLE

      All accounts receivable of the Company and its Subsidiaries (collectively, the "Accounts Receivable") that are reflected on the March 28th Carve-Out Balance Sheet represent, and that are reflected on the Closing Date Balance Sheet will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The respective reserves for uncollectible accounts shown on the March 28th Carve-Out Balance Sheet and the Closing Date Balance Sheet, as applicable, are (or, in the case of the Closing Date Balance Sheet, will be) prepared in accordance with GAAP. Part
3.8 of the Disclosure Letter

                                      22-
contains a complete and accurate list of all Accounts Receivable as of May 30, 2004, which list sets forth the aging of such Accounts Receivable.

      3.9   NO UNDISCLOSED OR LONG-TERM LIABILITIES

      (a) To Seller's Knowledge, except as set forth in Part 3.9(a) of the Disclosure Letter, neither the Company nor its Subsidiaries has any liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the March 28th Carve-Out Balance Sheet, current liabilities incurred in the Ordinary Course of Business since March 28, 2004, liabilities or obligations under Applicable Contracts (other than liabilities for breach thereof), and liabilities and obligations that are not, individually and in the aggregate, reasonably likely to result in a Material Adverse Effect.

      (b) Except as set forth on Party 3.9(b) of the Disclosure Letter (but without taking into consideration any Disclosure Letter Supplement), neither the Company nor any of its Subsidiaries will, as of the Closing Date, be obligated on or with respect to any liabilities or obligations of the type required to be reflected on a balance sheet prepared in accordance with GAAP (whether absolute, accrued, contingent or otherwise) as a long-term liability.

      3.10  TAXES

      (a) Except as set forth in Part 3.10(a) of the Disclosure Letter, Venturi and Seller have filed or caused to be filed (on a timely basis since December 31, 2000) all Tax Returns that are or were required to be filed by Venturi, Seller, the Company and the Company's Subsidiaries with respect to the Company, its Subsidiaries and the Business, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered or made available to Buyer copies of, and Part 3.10(a) of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since December 31, 2000. Venturi and Seller have paid or caused to be paid, or have made or caused to have been made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Venturi, Seller, the Company or any of the Company's Subsidiaries, except such Taxes, if any, as are listed in Part 3.10(a) of the Disclosure Letter.

      (b) The United States federal and state income Tax Returns of Venturi, the Seller, the Company and each of the Company's Subsidiaries subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2000 (the "Final Closed Tax Year"). Except as set forth in Part 3.10(b) of the Disclosure Letter, all deficiencies proposed as a result of such audits have been paid, reserved against or settled. Part 3.10(b) of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any of its Subsidiaries or any group of corporations including the Company or any of its Subsidiaries for all taxable years since the Final Closed Tax Year, and the resulting deficiencies, if any, proposed by the IRS. Except as described in Part 3.10 of the Disclosure Letter, and other than waivers or extensions that have lapsed, neither Venturi, the Seller nor the Company or its Subsidiaries has

                                      23-
given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes for which the Company or any of its Subsidiaries may be liable.

      (c) To Seller's Knowledge, there exists no proposed tax assessment against Venturi, the Seller, the Company or any of the Company's Subsidiaries except as disclosed in the Balance Sheet or in Part 3.10(c) of the Disclosure Letter. Except as set forth in Part 3.10(c) of the Disclosure Letter, all material Taxes that the Company or any of its Subsidiaries is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

      (d) All Tax Returns filed by (or that include on a consolidated basis) the Company or any of its Subsidiaries are true, correct and complete in all material respects. Except as set forth in Part 3.10(d) of the Disclosure Letter, there is no tax sharing agreement that will require any payment by the Company or any of its Subsidiaries after the date of this Agreement.

      (e) Since the Final Closed Tax Year, neither the Company nor any of its Subsidiaries has been a member of an affiliated group (other than the affiliated group of which Venturi is the common parent) filing a consolidated federal income tax return, nor taken any other action that could result in liability for Taxes of an affiliated group (other than the affiliated group of which Venturi is the common parent) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), including as a transferee or successor, by contract or otherwise. Except as set forth in Part 3.10(e) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extensions of time within which to file any Tax Return. Except as set forth in Part 3.10(e) of the Disclosure Letter, no claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor, to Seller's Knowledge, is there any factual or legal basis for any such claim.

      (f) All material Tax elections that have been made by the Company or any of its Subsidiaries since the end of the Final Closed Tax Year are shown on Part 3.10(f) of the Disclosure Letter.

      (g) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of IRC Section 897(c)(2) during the applicable period specified in IRC Section
897(c)(1)(A)(ii).

      (h) Neither the Company nor any of its Subsidiaries (i) has agreed, nor to Seller's Knowledge is required, to make any adjustment under Section 481(a) of the IRC by reason of a change in accounting method or otherwise that will affect the liability of the Company or its Subsidiaries for Taxes, (ii) has made an election, nor to Seller's Knowledge is required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the IRC or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the IRC, (iii) has made any of the foregoing elections nor to Seller's Knowledge is required to apply any of the foregoing rules under any comparable state or local tax provision, and (iv) owns any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under section 103(a) of the IRC.

                                      24-

      (i) The Contemplated Transactions, either alone or in conjunction with any other transaction that the Company or any of its Subsidiaries may have entered into or agreed to, will not give rise to any federal income tax liability under section 355(e) of the IRC for which the Company or any of its Subsidiaries may in any way be held liable.

      (j) Neither the Company nor any of its Subsidiaries is a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the IRC.

      (k) Neither the Company nor any of its Subsidiaries has made or become obligated to make, nor will the Company or any of its Subsidiaries, as a result of any event connected with any of the Contemplated Transactions and/or any termination of employment related thereto, make or become obligated to make, any "excess parachute payment," as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

      (l) Except as set forth in Part 3.10(l) of the Disclosure Letter, there are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Company or any of its Subsidiaries.

      (m) Except as set forth in Part 3.10(m) of the Disclosure Letter, there are no joint ventures, partnerships, limited liability companies or other arrangements or contracts to which the Company or any of its Subsidiaries is a party and that could be treated as a partnership for federal income tax purposes.

      (n) Neither the Company nor any of its Subsidiaries has, nor has it or any of them ever had, a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

      (o) The tax basis of each of the receivables owed by the Company to Venturi and/or the Seller contributed by Seller to the Company in contemplation of the consummation of the Contemplated Transactions is equal in each case to the principal amount of such receivable.

      (p) To Seller's Knowledge, the Company has not been notified of any potential liability that may be imposed after the Closing with respect to the Income Tax Sharing Agreement dated September 29, 1995 by and among Venturi, Adia Services, Inc., a California corporation and Adia Services Inc., a Delaware corporation.

      3.11  NO MATERIAL ADVERSE CHANGE

      Since March 28, 2004, except as set forth in Part 3.11 of the Disclosure Letter there has not been any Material Adverse Change in the Business or in the operations, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries, and no event has occurred or circumstance exists that would reasonably be expected to result in any such Material Adverse Change. "Material

                                      25-

Adverse Change" means the occurrence of an event or a change in circumstances or conditions that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to have or result in a Material Adverse Effect.

      3.12 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

      (a)   Except as set forth in Part 3.12 of the Disclosure Letter:

            (i) the Company and each of its Subsidiaries is, and at all times since March 28, 2004 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of its assets;

            (ii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or any of its Subsidiaries of, or a failure on the part of the Company or any of its Subsidiaries to comply with, any material Legal Requirement, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

            (iii) Neither the Company nor any of its Subsidiaries has received, at any time since March 28, 2004, any written notice or other communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

      (b) The Company and each Subsidiary possess all Governmental Authorizations necessary to permit the Company and its Subsidiaries to lawfully conduct and operate the Business in the manner in which it was operated immediately prior to March 28, 2004 and to permit the Company and each of Company's Subsidiaries to own and use their assets in the manner in which they currently own and use such assets.

      (c) No event has occurred or circumstance exists that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any material Governmental Authorization;

      (d) Other than as set forth in Part 3.12 of the Disclosure Letter, neither Venturi, Seller, the Company, nor any Subsidiary of the Company is or will be required to provide any notice or to obtain any Consent from any Person in order for such Governmental Authorizations to remain valid and in full force and effect upon execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                                      26-

      3.13  LEGAL PROCEEDINGS; ORDERS

      (a) Except as set forth in Part 3.13 of the Disclosure Letter, there is no pending Proceeding:

            (i) that has been commenced by or against the Company or any of its Subsidiaries or, to Seller's Knowledge, that otherwise relates to or may affect the Business or any of the assets owned or used by the Company or any of its Subsidiaries which, if determined adversely against the Company or any Subsidiary, would reasonably be expected to have a Material Adverse Effect; or

            (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To Seller's Knowledge, no such Proceeding has been Threatened. Seller has delivered or, within thirty (30) days after the date of this Agreement, will have delivered to Buyer copies of all pleadings and all material correspondence and other material documents relating to each Proceeding listed in Part 3.13 of the Disclosure Letter.

      (b)   Except as set forth in Part 3.13 of the Disclosure Letter:

            (i) there is no Order to which any of the Company or its Subsidiaries, or any of the assets owned or used by any of them or the Business, is subject;

            (ii) neither Venturi nor Seller is subject to any Order that relates to the Business or to any of the assets owned or used by the Company or any of its Subsidiaries; and

            (iii) to Seller's Knowledge, no officer, director, agent or employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

      (c)   Except as set forth in Part 3.13 of the Disclosure Letter:

            (i) the Company and each of its Subsidiaries is, and at all times since March 28, 2004, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

            (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries or the Business, is subject; and

                                      27-

            (iii) neither the Company nor any of its Subsidiaries has received, at any time since March 28, 2004, any written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by the Company or any of its Subsidiaries or the Business, is or has been subject.

      3.14  ABSENCE OF CERTAIN CHANGES AND EVENTS

      Except as set forth in Part 3.14 of the Disclosure Letter, since March 28, 2004, the Company and Company's Subsidiaries have conducted the Business only in the Ordinary Course of Business and there has not been any:

      (a) change in the Company or any of its Subsidiaries' authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company or any of its Subsidiaries; issuance of any security convertible into such capital stock; grant of any registration rights; or purchase, redemption, retirement or other acquisition by the Company or any of its Subsidiaries of any shares of any such capital stock;

      (b) amendment to the Organizational Documents of the Company or any of its Subsidiaries;

      (c) except for payments or increases in the Ordinary Course of Business, payment or increase by the Company or any of its Subsidiaries of any bonuses, salaries or other compensation to any director or officer or to any employee or entry by the Company or any of its Subsidiaries into any employment, severance or similar Contract with any director, officer or management employee;

      (d) damage to or destruction or loss of any asset or property that has had, or is expected to have, a Material Adverse Effect;

      (e)   entry into, termination of, or receipt of notice of termination of
(i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company or any of its Subsidiaries of at least $50,000.00;

      (f) sale, lease or other disposition of any material asset or property of the Company or any of its Subsidiaries or mortgage, pledge or imposition of any lien or other encumbrance on any material asset or property of the Company or any of its Subsidiaries, including the sale, lease or other disposition of any of the Intellectual Property Assets;

      (g) cancellation or waiver of any claims or rights with a value to the Company or any of its Subsidiaries in excess of $50,000.00;

      (h) Tax election or material change in the accounting methods used by the Company and its subsidiaries;

                                      28-

      (i) incurrence of indebtedness for borrowed money or other material liabilities (other than intercompany borrowings and borrowings under the credit facilities of Venturi that are guaranteed by the Company and its Subsidiaries);

      (j) capital expenditure involving more than $50,000.00 by the Company or any of its Subsidiaries or any other material transaction outside the Ordinary Course of Business to which the Company or any of its Subsidiaries is or was a party;

      (k) Contract (or series of related Contracts) involving more than $50,000.00 or outside the Ordinary Course of Business entered into by the Company or any of its Subsidiaries;

      (l) dividend declared, set aside or paid or any distribution made with respect to the Shares (whether in cash or in kind, redemption, purchase or other acquisition of any of the Shares by the Company;

      (m) loan by the Company or any of its Subsidiaries to, or any other transaction with, any of the shareholders, directors, officers, employees or Related Persons or any of them;

      (n) written or oral: (i) employment Contract with any operating company president or more senior executive officer of the Company or of any Subsidiary, or (ii) collective bargaining agreement, entered into by the Company or any of its Subsidiaries, or modification the terms of any existing such Contract or agreement;

      (o) except for hourly employees, increase in the base compensation of any of the Company's or any of its Subsidiaries' officers or employees or any other change by the Company or any of its Subsidiaries in the employment terms for any of such officer or employee, in each case, with respect to those officers or employees, whose annual compensation, including any bonuses, equals or exceeds $75,000.00;

      (p) deterioration or diminution in the Company's or its applicable Subsidiaries' relationship with any customer or supplier of any of them, which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect;

      (q) prepayment of any indebtedness of the Company or any of its Subsidiaries;

      (r) written agreement by the Company or any of its Subsidiaries to do, or which could result in, any of the foregoing; or

      (s) amendment of any foreign, federal, state or local Tax election, amendment of any Tax return, agreement to waive or extend any statute of limitations, or resolution or agreement to resolve any audit or proceeding relating to Taxes, to the extent such action relates to the Taxes of Company or any of its Subsidiaries.

      3.15  CONTRACTS; NO DEFAULTS

      (a) Part 3.15(a) of the Disclosure Letter contains a complete and accurate list of the following Applicable Contracts (each a "Material Contract"):

                                      29-

            (i) each of the fifty (50) largest Applicable Contracts that involves performance of services or delivery of goods or materials by one or more of the Company and its Subsidiaries;

            (ii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more of the Company and its Subsidiaries in excess of $50,000.00;

            (iii) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

            (iv) each joint venture, partnership, limited liability company and other Applicable Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person;

            (v) each Applicable Contract (other than subcontracts, service agreements and teaming agreements entered into in the Ordinary Course of Business) containing covenants that in any way purport to restrict the Business or activities related thereto or limit the freedom of the Company or any of its Subsidiaries or, to Seller's Knowledge, any Related Person of the Company or its Subsidiaries to engage in any line of business or to compete with any Person;

            (vi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company or any of its Subsidiaries to be responsible for consequential damages;

            (vii) each Applicable Contract for capital expenditures in excess of $50,000.00;

            (viii) each Applicable Contract under which the Company or any Subsidiary is a borrower, guarantor or obligor with respect to, or a lessee under, any guaranty of indebtedness of any Person (other than the Company and its Subsidiaries), or capitalized lease;

            (ix) each Applicable Contract for the supply or purchase of goods or services with the Federal government or any state or local government or any agency thereof, to which the Company or any Subsidiary is a party to or bound by, the termination or cancellation of which could reasonably be expected to have a Material Adverse Effect; and

            (x) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Part 3.15(a) of the Disclosure Letter sets forth, with respect to each such Material Contract, the parties thereto and the dates thereof.

                                      30-

      (b) Except as set forth in Part 3.15(b) of the Disclosure Letter, to Seller's Knowledge, no officer, director, agent, employee, consultant or contractor of the Company or any of its Subsidiaries is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant or contractor to (A) engage in or continue any conduct, activity or practice relating to the Business or (B) assign to the Company or any of its Subsidiaries or to any other Person any rights to any invention, improvement or discovery, where such limitations would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

      (c) Except as set forth in Part 3.15(c) of the Disclosure Letter, the Company and its Subsidiaries have full corporate, limited liability company or limited partnership power and authority to perform their respective obligations under each Contract identified or required to be identified in Part 3.15(a) of the Disclosure Letter, and each such Contract is in full force and effect and is valid and enforceable in accordance with its terms against the Company or its Subsidiaries, as applicable, and to Seller's Knowledge is valid and enforceable in accordance with its terms against the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

      (d)   Except as set forth in Part 3.15(d) of the Disclosure Letter:

            (i) the Company and each of its Subsidiaries are in compliance with all applicable terms and requirements of each Material Contract;

            (ii) to Seller's Knowledge, each other Person that has or had any obligation or liability under any Material Contract under which the Company or its Subsidiaries has or had any rights is, and at all times since March 28, 2004, has been, in compliance with all applicable terms and requirements of each such Material Contract; and

            (iii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may conflict with, or result in a violation or breach of, or give the Company or any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract.

      (e) Except as set forth in Part 3.15(e) of the Disclosure Letter, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Contracts with any Person, and no such Person has made written demand for such renegotiation, where such renegotiations, attempts to renegotiate or written demands for renegotiation would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

      (f) The Contracts relating to the sale, design, manufacture or provision of products or services by the Company and its Subsidiaries have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with

                                      31-
any other Person, or any consideration having been paid or promised, that is or would be in violation of any material Legal Requirement.

      (g) To Seller's Knowledge, (i) no material purchase or other commitment of the Company or any Subsidiary is in excess of the normal, ordinary and usual requirements of the Business, and (ii) there is no material outstanding bid, sales proposal, contract or unfilled order of the Company or any Subsidiary which requires or, if accepted, would reasonably be expected to require, the Company or any Subsidiary to supply services at a cost to the Company or any Subsidiary in excess of the revenues to be received therefore.

      3.16  INSURANCE

      (a)   Seller has delivered to Buyer:

            (i) true and complete copies of all policies of insurance to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries, or any director of the Company or any of its Subsidiaries, is or has been covered;

            (ii) true and complete copies of all pending applications for policies of insurance;

            (iii) any statement by the auditor of the financial statements of the Company or any of its Subsidiaries with regard to the adequacy of such entity's coverage or of the reserves for claims; and

            (iv) all loss runs from all policies of insurance that could have any potential claim or premium liabilities and these loss runs contain specific claim information, including name of claimant, type of injury, date of injury, details on amounts paid and incurred.

      (b) Part 3.16(b) of the Disclosure Letter describes any self-insurance arrangement by or affecting the Company or any of its Subsidiaries, including any reserves established thereunder;

      (c)   Part 3.16(c) of the Disclosure Letter lists:

            (i) each policy of insurance and other agreement relating to the providing of workers compensation coverage with respect to historical claims of Venturi, Seller, the Company or any of Company's Subsidiaries, including all such policies issued by and agreements with AIG Insurance Company or its affiliates (the "AIG Workers Compensation Policies"), CNA Insurance Company or its affiliates (the "CNA Workers Compensation Policies") and Hartford Insurance Company or its affiliates (the "Hartford Workers Compensation Policies");

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

            (ii) any contract or arrangement related to business insurance, other than a policy of insurance (except for the AIG Workers Compensation Policies, the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies), for the transfer or sharing of any risk by the Company or any of its Subsidiaries; and

            (iii) all obligations of the Company and its Subsidiaries to third parties with respect to insurance (excluding such obligations under leases and services agreements) and identifies the policy under which such coverage is provided.

      (d)   Except as set forth on Part 3.16(d) of the Disclosure Letter:

            (i) all policies to which the Company or any of its Subsidiaries is a party or that provide coverage to the Company or any of its Subsidiaries, or any director or officer of any of them:

                  (A) are currently in effect and there are no periods for which such policies do not provide coverage;

                  (B) taken together, provide insurance coverage for the assets and the operations of the Company and its Subsidiaries against risks of the nature normally insured against by similar entities in the same or similar lines of business as the Business in coverage amounts typically and reasonably carried by such entities;

                  (C) are sufficient for compliance with all Legal Requirements and with requirements to maintain insurance contained in Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

                  (D) following Closing, will continue in full force and effect and will cover claims made against the Company or any of its Subsidiaries arising out of occurrences or events that occurred prior to Closing; and

                  (E) do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries;

            (ii) none of the Seller, Venturi, the Company or any of Company's Subsidiaries has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other written indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder;

            (iii) the Company and its Subsidiaries and, with respect to the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies, Venturi and the Seller have paid, or caused to be paid, all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company or any of its

                                      33-

      Subsidiaries is a party or that provides coverage to the Company or any of its Subsidiaries;

            (iv) the Company and its Subsidiaries have given notice to the insurer of all claims that may be insured thereby, unless Company and its Subsidiaries do not have knowledge of such claims, in which case, upon receipt of knowledge, notice will be given as required;

            (v) all reserves for self-insurance claims are properly and accurately reflected, in accordance with GAAP, in the Audited Carve-Out Balance Sheet and the March 28th Carve-Out Balance Sheet;

            (vi) Venturi and Seller agree that, for the period from the Closing date through December 31, 2009, Venturi and Seller shall cause the coverage provided under their Directors and Officers liability insurance policy for pre-Closing wrongful acts to be maintained with no change in coverage, in order to provide continuous coverage for any such pre-Closing wrongful acts; provided, however, that Venturi and Seller may satisfy the obligation set forth in this clause (vi) by obtaining a six-year "tail" policy on terms and conditions no less protective of such Directors and Officers than the existing Directors and Officers insurance policy maintained by Venturi;

            (vii) there are no letters of credit or other collateral posted or pledged, or required to be posted or pledged, to or for the benefit of (A) CNA Insurance Company (or its affiliates) with respect to the CNA Workers Compensation Policies (such collateral referred to herein as the "CNA LCs") or (B) Hartford Insurance Company (or its affiliates) with respect to the Hartford Workers Compensation Policies (such collateral referred to herein as the "Hartford LCs"); and

            (viii) at Closing, the aggregate face value of all CNA LCs and all Hartford LCs (whether posted or pledged, or required to be posted or pledged) will not exceed $6,478,455.40, and all cash collateral held by either CNA Insurance Company or Hartford Insurance Company (or their respective affiliates), including approximately $250,000 held by Harford Insurance Company to secure Venturi's loss fund under the Hartford Workers Compensation Policies, will be held for the account of Buyer.

      3.17  INTELLECTUAL PROPERTY

      (a) Intellectual Property Assets-The term "Intellectual Property Assets" includes:

            (i) the name `Venturi,' and such other fictional business names, trading names, registered and unregistered trademarks, service marks, domain names and applications for the same as are currently used in the Business (collectively, "Marks");

            (ii) all copyrights in both published works and unpublished works (collectively, "Copyrights");

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            (iii) all rights in mask works (collectively, "Rights in Mask
      Works");

            (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints that are not generally known to other Persons and have value to the Company or its Subsidiaries used in the Business or owned or licensed by the Company or any of its Subsidiaries as licensee or licensor (collectively, the "Trade Secrets"); and

            (v) all patents and patent applications used in the Business or owned, or licensed by the Company or any of its Subsidiaries as licensee or licensor (collectively, the "Patents").

      (b)   Agreements

      Part 3.17(b) of the Disclosure Letter contains a complete and accurate list of all Contracts relating to the Intellectual Property Assets to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, including agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets, and except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $50,000 under which the Company or any of its Subsidiaries is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

      (c)   Know-How Necessary for the Business

      The Intellectual Property Assets are all those necessary for the operation of the Business as conducted immediately prior to March 28, 2004. The Company owns or is licensed or otherwise possesses the right to use (without payment to any third party) each of the Intellectual Property Assets used in the Business, free and clear of all Encumbrances (except as set forth on Part 3.17(c) of the Disclosure Letter). On or before the Closing Date, the Company will be the owner of all right, title and interest in and to, or, in the case of Intellectual Property Assets used in the Business, but not owned by the Company, Venturi, Seller or any of their respective Subsidiaries, will have a valid right to use, each of the Intellectual Property Assets, in each case, free and clear of all Encumbrances except, with respect only to Intellectual Property Assets not owned by the Company, Venturi, Seller or any of their respective Subsidiaries, Encumbrances imposed by, or arising from any act or omission of, the licensor or owner of such Intellectual Property Assets. Except as set forth in Part 3.17(c) of the Disclosure Letter, to Seller's Knowledge, there is no potentially interfering use of any of the Intellectual Property Assets (other than the Marks) owned by the Company, Venturi, Seller or any of their respective Subsidiaries by any third party.

      (d)   Trademarks

            (i) Part 3.17(d) of Disclosure Letter contains a complete and accurate list of all Marks.

                                      35-

            (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

            (iii) No Mark has been or is now involved in any opposition, invalidation or cancellation and no such action has been Threatened.

            (iv) To Seller's Knowledge, none of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

      (e)   Copyrights

            (i) Part 3.17(e) of the Disclosure Letter contains a complete and accurate list of all registered Copyrights and Copyright applications used in the Business.

            (ii) All the Copyrights used in the Business that have been registered with the United States Copyright Office are currently in material compliance with formal legal requirements, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

            (iii) No Copyright used in the Business and owned by the Company, Venturi, Seller or their respective Subsidiaries has been Threatened and, to Seller's Knowledge, no Copyright used in the Business has been Threatened and, to Seller's Knowledge, no Copyright used in the Business is infringed or has been challenged in any way. To Seller's Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

      (f)   Trade Secrets

            (i) Except as set forth on Part 3.17(f) of the Disclosure Letter, with respect to each Trade Secret, the documentation relating to such Trade Secret is accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by qualified individuals without reliance on the knowledge or memory of any individual.

            (ii) The Company, Seller and Venturi and each of their respective Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality and value of the Trade Secrets owned by Venturi, Seller, the Company or any of their respective Subsidiaries. The Company and its Subsidiaries have the right to use the Trade Secrets owned by Venturi or the Seller without restriction. The Trade Secrets owned by Venturi, Seller, the Company or any of their respective Subsidiaries are not

                                      36-
      part of public knowledge or literature, and to Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company and the Company Subsidiaries) or to the detriment of the Company and the Company Subsidiaries. To Seller's Knowledge, the Trade Secrets used but not owned by Venturi, Seller, the Company or any of their respective Subsidiaries are not part of public knowledge or literature and have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company and the Company Subsidiaries) or to the detriment of the Company and the Company Subsidiaries.

            (iii) No adverse claims, the subject of which is a Trade Secret, have been made or Threatened against the Company or any of its Subsidiaries. To Seller's Knowledge, no Trade Secret has been challenged in any way.

      (g)   Patents

      Neither the Company, nor any Company Subsidiary owns, licenses, uses or holds or has rights under any Patent.

      3.18  CERTAIN PAYMENTS

      Except as set forth on Part 3.18 of the Disclosure Letter, since December 31, 2000, neither the Company nor any of its Subsidiaries or director, officer, agent or employee of the Company or any of its Subsidiaries or, to Seller's Knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly in violation of a Legal Requirement,
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick back or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries or any Related Person of the Company or any of its Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

      3.19  RELATIONSHIPS WITH RELATED PERSONS

      Except as set forth in Part 3.19 of the Disclosure Letter:

      (a) neither Venturi nor Seller nor, to Seller's Knowledge, any Related Person of Venturi or Seller has any material interest in any material asset used in or pertaining to the Business as operated currently;

      (b) neither Venturi nor Seller nor, to Seller's Knowledge, any Related Person of Venturi, Seller or the Company, or of any of Company's Subsidiaries, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, or (ii) engaged in competition with the Company or any of its

                                      37-

Subsidiaries with respect to any line of the products or services of the Company or any of its Subsidiaries (a "Competing Business") in any market presently served by it or them; and

      (c) neither Venturi nor Seller nor, to Seller's Knowledge, any Related Person of Venturi, Seller or the Company, or of any of Company's Subsidiaries, is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries.

      3.20  BROKERS OR FINDERS

      Except as set forth in Part 3.20 of the Disclosure Letter, neither Venturi, Seller, the Company nor the Company's Subsidiaries have any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement or the Contemplated Transactions (other than (i) amounts Seller will pay, or cause to be paid, at the Closing to Sun Trust Robinson Humphrey and (ii) any such obligation or liability (a) incurred or purported to be incurred on behalf of Venturi, Seller, the Company or the Company's Subsidiaries by Buyer or a Related Person of Buyer or (b) as to which Buyer or any Related Person of Buyer has actual knowledge).

      3.21 PENSION AND WELFARE PLANS.

      Part 3.21 of the Disclosure Letter sets forth all Pension Plans and Welfare Plans. Except as set forth in Part 3.21 of the Disclosure Letter, each Pension Plan and Welfare Plan complies in all material respects with ERISA and all other applicable statutes and governmental and regulatory rules and regulations; no Reportable Event has occurred and is continuing with respect to any Pension Plan; neither Seller, nor the Company nor any Subsidiary nor any ERISA Affiliate has withdrawn from any Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 or 4205 of ERISA, respectively; neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has entered into an agreement pursuant to Section 4204 of ERISA; neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has in the past contributed to or currently contributes to a Multiemployer Plan; neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has any withdrawal liability with respect to a Multiemployer Plan; no steps have been instituted by the Company or any Subsidiary or any ERISA Affiliate to terminate any Pension Plan (other than a Defined Contribution Plan); no condition exists or event or transaction has occurred in connection with any Pension Plan, Multiemployer Plan or Welfare Plan which could result in the incurrence by Seller, the Company or any Subsidiary or any ERISA Affiliate of any material liability, fine or penalty; and neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate is a "contributing sponsor" as defined in
Section 4001(a)(13) of ERISA of a "single-employer plan" as defined in Section 4001(a)(15) of ERISA which has two or more contributing sponsors at least two of whom are not under common control. Except as disclosed on the Financial Statements of Seller, the Company and its Subsidiaries delivered by the Company to Buyer, neither Seller nor the Company nor any Subsidiary nor any ERISA Affiliate has any unfunded liability with respect to any Welfare Plan. Any Pension Plan that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the IRS covering amendments to such Pension Plan required or permitted under GUST (as defined in Rev. Proc. 2004-6) or relies upon an opinion letter covering such amendments from the IRS issued to the

                                      38-
prototype or volume submitter plan sponsor concerning such Pension Plan's qualified status under Section 401(a) of the IRC, and since the date of such last letter there are no pending issues with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation or any other issues that would result or is likely to result in the revocation of such determination letter or a loss of reliance on such opinion letter. In addition, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the IRC has been amended to comply with all applicable changes required or permitted under the Economic Growth and Tax Relief Reconciliation Act of 2001 and any subsequent applicable legislation, rule making, announcement, notice or regulation promulgation.

      Seller, the Company, each Subsidiary and each ERISA Affiliate is in compliance with the Multiemployer Pension Plan Amendments Act of 1980, as amended ("MEPPAA"), and has no liability for pension contributions pursuant to MEPPAA.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      4.1   ORGANIZATION AND GOOD STANDING

      Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2   AUTHORITY; NO CONFLICT

      (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

      (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

            (i)   any provision of Buyer's Organizational Documents;

            (ii) any resolution adopted by the board of directors or the stockholders of Buyer; or

            (iii) any Legal Requirement or Order to which Buyer may be subject.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                                       39-

      4.3   INVESTMENT INTENT

      (a) Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer confirms that Seller and the Company have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Company and its Subsidiaries and to acquire such additional information about the Business and the financial condition of the Company and its Subsidiaries as Buyer has requested and all such information has been received.

      (b) Buyer is a sophisticated investor with such knowledge and experience in financial and business matters and investments in evaluating the merits and risks of acquiring the Shares. Buyer is (i) able to bear the economic risk of this investment, (ii) able to hold the Shares indefinitely and (iii) presently able to afford a complete loss of this investment.

      (c) Buyer is an "accredited investor" as defined in Regulation D under the Securities Act.

      (d) Buyer acknowledges that, except as expressly stated in Article 3 of this Agreement, none of Venturi, Seller, the Company (including any Company Subsidiary) nor any officer, director, employee, agent or representative of Venturi, Seller, the Company or any Company Subsidiary, has made any representations or warranties of any kind to Buyer with respect to its investment in the Shares.

      (e) Buyer acknowledges that the Shares will not have not been registered under the Securities Act, or any other applicable state or federal securities statutes. Buyer has no present intention of reselling, directly or indirectly participating in any distribution of, or otherwise disposing of the Shares. Buyer acknowledges that Buyer may bear the economic risk of holding such shares for an indefinite period of time.

      (f) Buyer acknowledges that the Shares may not be offered for sale, sold or transferred except in compliance with the applicable securities laws of other jurisdictions.

      (g) Buyer acknowledges that the Shares were not offered to Buyer by means of any general solicitation, publicly disseminated advertisement or sales literature.

      (h) Buyer has not authorized any broker, dealer, agent or finder to act on its behalf, nor does Buyer have any knowledge of any broker, dealer, agent or finder purporting to act on its behalf with respect to the Contemplated Transactions.

      (i) Buyer acknowledges that no federal or state agency has made any finding or determination relating to the fairness of the Contemplated Transactions or investment in the Shares and no federal or state agency has recommended or endorsed an investment in the Shares.

                                      40-

      (j) Buyer was not organized for the specific purpose of acquiring the Shares and has other investments or business activities.

      (k) Buyer acknowledges that the Shares are being transferred to it in reliance upon specific provisions of federal and state securities laws and that Seller is relying upon the truth and accuracy of the representations, warranties, agreements and acknowledgments of Buyer set forth in this Section 4.3(a), (b) and (c) to determine the applicability of such provisions.

      4.4   CERTAIN PROCEEDINGS

      There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer's knowledge, no such Proceeding has been Threatened.

      4.5   BROKERS OR FINDERS

      Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

      4.6   ACCESS TO INFORMATION

      Buyer has had a reasonable opportunity to discuss with the management of the Company and its Subsidiaries the management and financial affairs of the Company and its Subsidiaries and to review and consider the Business and the operations of the Company and its Subsidiaries, including the properties, operations, liabilities, obligations, books, accounts, records, contracts and documents.

                                      41-

5. COVENANTS OF SELLER AND VENTURI PRIOR TO CLOSING DATE; POST-CLOSING COVENANTS OF SELLER AND VENTURI

      5.1   ACCESS AND INVESTIGATION

      Between the date of this Agreement and the Closing Date, Venturi and Seller will, and will cause Company and its Subsidiaries and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") reasonable access to personnel, properties, contracts, books and records and other documents and data of the Company and its Subsidiaries, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating and other data and information as Buyer may reasonably request. The foregoing access shall be provided and investigation conducted in a manner so as not to interfere unreasonably with the operation of the Business. Without limiting the foregoing, on or before the thirtieth (30th) day of each calendar month between the date of this Agreement and the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a consolidated balance sheet of the Company and its Subsidiaries as at the close of business on the last day of the immediately preceding calendar month and the related consolidated statements of income, changes in investment of parent company and cash flow for such calendar month. All confidential information furnished in connection herewith shall be and remain subject to the Confidentiality Agreement.

      5.2   OPERATION OF THE BUSINESS

      Between the date of this Agreement and the Closing Date, Venturi and Seller will, and will cause the Company and its Subsidiaries to:

      (a) except as contemplated by this Agreement or as required to comply with Section 3.7 or as set forth in Part 5.2(a) of the Disclosure Letter, conduct the Business in (and only in) the Ordinary Course of Business, including, without limitation, funding the Business as needed in the Ordinary Course of Business;

      (b) use Commercially Reasonable Efforts to preserve intact the current organization of the Company and its Subsidiaries, keep available the services of their current officers, employees and agents, maintain the relations and good will with their suppliers, customers, landlords, creditors, employees and agents, and preserve for continued use by the Company and each of its Subsidiaries, up through and subsequent to Closing, their respective federal employer identification numbers;

      (c) not commit to or incur capital expenditures in connection with the Business in excess of $250,000.00 ("Permitted Capital Expenditures");

      (d) increase the bonuses, salaries or other compensation to any director or officer or to any employee in excess of the amounts previously set forth in the Company's 2004 annual budget, a copy of which has been provided to Buyer; and

                                      42-

      (e) otherwise report periodically to Buyer concerning the status of the Business.

      5.3   NEGATIVE COVENANT

      Except as otherwise expressly permitted by this Agreement or necessary in order to perform their obligations under this Agreement, between the date of this Agreement and the Closing Date, neither Seller nor Venturi will, and neither will cause or permit Company and its Subsidiaries to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.14 is likely to occur.

      5.4   REQUIRED APPROVALS

      As promptly as practicable after the date of this Agreement, Venturi and Seller will, and will cause Company and its Subsidiaries to, make all filings required by Legal Requirements to be made by them in order to consummate the sale of the Shares as contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Venturi and Seller will, and will cause Company and its Subsidiaries to, cooperate with Buyer (a) with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the sale of the Shares as contemplated by this Agreement, (b) in obtaining all consents identified in Schedule 4.2 and (c) in obtaining any other consents and/or waivers, and otherwise assisting in responding to informational requests of lenders, in connection with Buyer's financing of the Contemplated Transactions.

      5.5   NOTIFICATION; UPDATING OF DISCLOSURE LETTER

      (a) Between the date of this Agreement and the Closing Date, Venturi and Seller will promptly notify Buyer in writing if Venturi, Seller, the Company or any of Company's Subsidiaries becomes aware of any fact or condition that causes or constitutes a Breach of any of Venturi's or Seller's representations and warranties as of the date of this Agreement, or if Venturi, Seller, the Company or any of Company's Subsidiaries becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) reasonably be expected to cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Venturi and Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Venturi or Seller in this
Section 5 or of the occurrence of any event that would reasonably be expected to make the satisfaction of the conditions in Section 7 impossible or unlikely.

      (b) Should any fact or condition described in Section 5.5(a) require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Venturi and Seller will promptly supplement the Disclosure Letter by addition, deletion or other revision (a "Disclosure Letter Supplement") and deliver such Disclosure Letter Supplement to Buyer.

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      5.6   PAYMENT OF INDEBTEDNESS BY RELATED PERSONS

      Except as expressly provided in this Agreement, Venturi and Seller will cause all intercompany accounts between, on the one hand, the Company or its Subsidiaries and, on the other hand, Venturi or Seller (or any Related Person of either Venturi or Seller other than the Company or Company's Subsidiaries), to be paid in full or otherwise eliminated prior to Closing.

      5.7   NO SOLICITATION

      (a) From the date of this Agreement until the Closing or, if earlier, the termination of this Agreement in accordance with its terms, each of Venturi and Seller agrees that it shall not, and it shall not authorize or permit any of its Related Persons or any officer, director, employee, investment banker, attorney or other advisor or representative of Venturi, Seller, the Company or any of their Related Persons, directly or indirectly, to (i) solicit, initiate or knowingly encourage the submission of any inquiry, proposal or offer (whether in writing or otherwise) requesting or requiring Company and its Subsidiaries to be involved with (A) any merger, consolidation, share exchange, business combination or other similar transaction with respect to the Company or any of its Subsidiaries other than the sale of the Shares as contemplated by this Agreement, (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any assets of the Company or its Subsidiaries representing 5% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions, (C) other than the Contemplated Transactions, any acquisition by any Person of beneficial ownership or the right to acquire beneficial ownership of, or formation of any "group" (as such term is defined under Section 13(d) of the 1934 Act) which would beneficially own or have the right to acquire beneficial ownership of, any outstanding equity securities of the Company or any of its Subsidiaries, or (D) any issuance, sale or grant of any additional shares of capital stock of the Company or any of its Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of the Company or any of its Subsidiaries (any of the foregoing, an "Acquisition Proposal"), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that notwithstanding the foregoing, Venturi and Seller may, upon authorization of Venturi's board of directors, at any time prior to termination of this Agreement, (x) provide information to and engage in discussions and negotiations with any Person who has made a Qualifying Offer or who has made an Acquisition Proposal that is reasonably likely to lead to a Qualifying Offer (provided that such Person shall have entered into a confidentiality agreement in customary form that is no less favorable to Venturi than is the Confidentiality Agreement and that prohibits such Person, and all officers, directors, employees, agents and other representatives of such Person, from engaging in discussions or negotiations, or otherwise communicating, directly or indirectly, orally or in writing, with any officer, director or employee of the Company or its Subsidiaries except for Larry Enterline, Jim Hunt, Ken Bramlett, Michael Barker or Tom Stafford), (y) subject to paragraphs (b), (c) and (d) of this Section 5.7, accept a Qualifying Offer, and (z) issue a press release announcing the entering into of this Agreement, among other matters, which press release has been attached hereto as Exhibit 5.7(a), file a current report on Form 8-K that will include as an attachment, among other things, a description

                                      44-
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and copy of this Agreement, and file and disseminate a proxy statement and other proxy materials for the purpose of soliciting proxies from Venturi's stockholders to approve, among other matters, the sale of the Shares as contemplated by this Agreement.

      The foregoing provisions shall not limit the ability of Venturi or any officer, director, employee, investment banker, attorney or other advisor or representative of Venturi, Seller, the Company or any of their Related Persons to (i) solicit, initiate or knowingly encourage the submission of an inquiry, proposal or offer requesting Venturi or Seller to be involved in a merger, consolidation, share exchange, business combination or similar transaction with respect to Venturi or Seller and any of their respective Subsidiaries (other than the Company and its Subsidiaries), (ii) enter into any agreement with respect to such a transaction or (iii) participate in any discussions or negotiations regarding or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal with respect to such a transaction. In addition, it shall not be a breach by Venturi, Seller or the Company of this provisions of this Section 5.7(a) if any action permitted to be taken under
Section 6.10 of the Merger Agreement with respect to a Takeover Proposal results in the making of an Acquisition Proposal.

      (b) Venturi and Seller shall not accept a Qualifying Offer unless Venturi's Board of Directors or a special committee thereof determines in its good faith judgment (after consultation with its independent outside legal counsel) that it is necessary to do so in order to comply with its fiduciary duties to Venturi's stockholders under applicable laws.

      (c) Seller and Venturi shall promptly advise Buyer of the receipt of any Qualifying Offer (including the terms thereof and the identity of the Person making the Qualifying Offer). All liabilities of Venturi and Seller arising from breaches of this Section 5.7 by Venturi or Seller shall survive termination of this Agreement unless Seller terminates this Agreement and Venturi pays the Non-Consummation Fee or the Termination Fee, as applicable, in accordance with the terms of paragraph (d) of this Section 5.7.

      (d) Venturi and Seller may terminate this Agreement at any time prior to the receipt of Shareholder and Board Approval if:

            (i) Venturi and Seller, subject to complying with the terms of paragraph (a) above, enter into a binding written agreement in respect of a Qualifying Offer or a Superior Proposal and Venturi notifies Buyer in writing that it intends to terminate this Agreement and enter into such other agreement; and

            (ii) Venturi has paid, or caused to be paid, to or as directed by Buyer, in cash by wire transfer of immediately available funds to an account designated by Buyer, a non-refundable fee in the amount of, (A) with respect to a termination in connection with entering into a binding agreement in respect of a Qualifying Offer, the sum of 4.5% of the Purchase Price plus all Buyer Termination Expenses (the "Non-Consummation Fee"), less all amounts previously paid by Venturi to Buyer pursuant to the Expense Reimbursement Agreement; or (B) with respect to a termination in connection with entering into a binding agreement in respect of a Superior Proposal, the sum of 3% of the

                                      45-
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      Purchase Price plus all Buyer Termination Expenses (the "Termination
      Fee"), less all amounts previously paid by Venturi to Buyer pursuant to the Expense Reimbursement Agreement; provided, however, that in no event shall the Non-Consummation Fee exceed $2,500,000, and in no event shall the Termination Fee exceed $2,000,000.

            5.8   COMMERCIALLY REASONABLE EFFORTS

      Between the date of this Agreement and the Closing Date, Venturi and Seller will use Commercially Reasonable Efforts to cause the conditions in Sections 7 and 8 to be satisfied, provided, however, that neither (i) actions taken by Venturi or Seller as permitted under Section 5.7 nor (ii) any decision, or action based thereon, of Venturi permitted under the Merger Agreement not to seek stockholder approval of the transactions contemplated by the Merger Agreement shall constitute a violation of this Section 5.8.

            5.9   [RESERVED]

            5.10  DENVER OPERATIONS

      On or before the Closing Date, the Company and its Subsidiaries shall have discontinued, to the reasonable satisfaction of Buyer, the Business and all operations with respect thereto to the extent conducted out of or in Denver, Colorado.

            5.11  WORKERS COMPENSATION

      Seller and Venturi shall at all times from and after the date of this
Agreement: (i) maintain, or cause to be maintained, in effect all workers compensation policies in effect as of the date of this Agreement covering employees of the Business, including, without limitation, the AIG Workers Compensation Policies, the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies; (ii) promptly pay or reimburse, or cause to be paid or reimbursed, when due to each such applicable insurance company all claims made in respect of such applicable contract; and (iii) maintain, or cause to be maintained, in effect the CNA LCs and the Hartford LCs. Notwithstanding the foregoing, effective simultaneously with the Closing or such later date as Seller and Venturi may agree, Seller and Venturi shall cause the CNA Workers Compensation Policies and the Hartford Workers Compensation Policies, and all rights and obligations of Venturi and Seller thereunder, to be assigned or otherwise transferred to, and assumed by, Buyer, upon which transfer and assumption Venturi shall be permitted to cause the CNA LCs and the Hartford LCs, as applicable, to be released or otherwise terminated. After the Closing, Seller and Venturi shall promptly pay or cause to be paid to CNA Insurance Company and Hartford Insurance Company (or their respective affiliates, as applicable), or reimburse Buyer or the Company, or cause Buyer or the Company to be reimbursed, for all payments made by Buyer or the Company to CNA Insurance Company and Hartford Insurance Company (or their respective affiliates), as applicable, in respect of, amounts due and owing under the CNA Workers Compensation Policies or the Hartford Workers Compensation Policies, except for such amounts as are due and owing with respect to the Commercial Staffing Portion of Historical Workers Compensation Claims.

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      5.12  DELIVERY OF APPLICABLE CONTRACTS

      As soon as practicable, but in no event more than fourteen (14) days following the date of the Agreement, Seller shall have delivered to Buyer true and complete copies of each Material Contract.

6.    COVENANTS OF BUYER PRIOR TO CLOSING DATE; POST-CLOSING COVENANTS OF BUYER

      6.1   APPROVALS OF GOVERNMENTAL BODIES

      As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the sale of the Shares as contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, (i) cooperate with Venturi and Seller with respect to all filings that Venturi or Seller is required by Legal Requirements to make in connection with the sale of the Shares as contemplated by this Agreement, and (ii) cooperate with Venturi and Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

      6.2   COMMERCIALLY REASONABLE EFFORTS

      Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use Commercially Reasonable Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

      6.3   NOTIFICATION

      Buyer shall promptly notify Venturi and Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would reasonably be expected to cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

      6.4   WORKERS COMPENSATION

      Buyer shall, at all times from and after the Closing Date until such time as the applicable workers compensation claims have been fully satisfied, promptly pay, or cause to be paid, to or as directed by Venturi as and when due all amounts, if any, due and payable under the AIG Workers Compensation Policies and the California State Workers Compensation Program that are attributable to the Commercial Staffing Portion of Historical Workers Compensation Claims.

      6.5   VENTURI LEASE GUARANTIES

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      As of the Closing, the Company and Buyer shall indemnify Venturi, Seller and their Related Persons, and hold them harmless, from and against any loss, liability, claim, damage or expense arising from or in connection with Venturi's or Seller's obligations as a guarantor with respect to and in accordance with the terms of the Venturi Lease Guarantees, except for losses, liabilities, claims, damages or expenses to the extent arising from or related to a failure by Venturi or Seller to properly notify or obtain requisite consent from any lessor prior to the execution of the Agreement or the consummation of the Contemplated Transactions. If requested by Venturi and permitted by its lenders and the applicable lessor, Buyer shall, with respect to each Venturi Lease Guarantee so requested by Venturi, provide a replacement guarantee in substantially the form and substance of the Venturi Lease Guarantee that it replaces.

      6.6   RESTRUCTURING CHARGES

      As of the Closing and to the extent it is not otherwise liable therefor, the Company shall, and hereby does, and Buyer shall cause the Company to, assume, perform and be responsible for liabilities and obligations of Venturi or Seller classified as "accrued restructuring and rationalization charges" as described in Note 6 to the March 28th Carve-Out Balance Sheet and shall indemnify Venturi, Seller and their Related Persons, and hold them harmless, from and against any such liabilities to the extent of the amount thereof specified in the Closing Date Balance Sheet; provided, however, such liabilities, individually and in the aggregate shall not exceed $750,000.00.

      6.7   LICENSE AGREEMENT

      The Buyer acknowledges and agrees that Venturi and Venturi's Subsidiaries retain a royalty-free, worldwide, non-transferable (except to Related Persons of Venturi) license and right to use the `Venturi' name and related marks for transitional purposes for a term of six months commencing on the Closing Date, and as of the Closing Date, the Buyer will cause the Company to grant to Venturi and Venturi's Subsidiaries a royalty-free, worldwide, non-transferable (except to Related Persons of Venturi) license and right to use the `Venturi' name and related marks for transitional purposes for a term of six months commencing on the Closing Date (the "License Agreement").

7.    CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

      Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing (or such earlier date, if any, as is specified), of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

      7.1   ACCURACY OF REPRESENTATIONS

      (a) Except as contemplated or permitted by this Agreement, all of Venturi's and Seller's representations and warranties in Article III of this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to

                                      48-
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any Disclosure Letter Supplements. Notwithstanding the foregoing, those representations and warranties expressly made as of a particular date must be accurate in all material respects as of that particular date.

      (b) Notwithstanding paragraph (a) of this Section 7.1, each of Venturi's and Seller's representations and warranties herein that are expressly qualified by "materiality" or constitute a breach only if they have a "Material Adverse Effect" or otherwise expressly include a materiality qualifier must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any Disclosure Letter Supplements. Notwithstanding the foregoing, those representations and warranties as of a particular date that include such an express materiality qualifier must be accurate in all respects as of that particular date.

      7.2   PERFORMANCE OF VENTURI AND SELLER

      (a) All of the covenants and obligations of each of Venturi and the Seller that they are required to perform or to comply with pursuant to Article 5 (other than Section 5.4), Section 11.4 and Section 11.5 of this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

      (b) Each of the documents and other items required to be delivered, or caused to have been delivered, by Venturi or Seller pursuant to Section 2.4 must have been delivered, and Section 5.4 must have been performed and complied with in all respects.

      7.3   REQUIRED CONSENTS

      Each Consent that Venturi, Seller, the Company or any of the Company's Subsidiaries is required to obtain from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions that is identified in Part 7.3 of the Disclosure Letter, and each other Consent that Venturi, Seller, the Company or any of the Company's Subsidiaries is required to obtain from any Person for which the failure to obtain would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, must have been obtained and must be in full force and effect.

      7.4 OPINION OF COUNSEL TO SELLER, VENTURI, THE COMPANY AND COMPANY'S SUBSIDIARIES

      Buyer must have received a duly executed opinion of Robinson, Bradshaw & Hinson, P.A., as counsel to Seller, Venturi, the Company and the Company's Subsidiaries, dated the Closing Date, in substantially the form of Exhibit 7.4.

      7.5   NO INJUNCTION

      There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

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      7.6   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene or conflict with or result in a material violation of, any applicable Legal Requirement or Order.

      7.7   TERMINATION OF CERTAIN EQUITY

      All options to purchase equity in Venturi or Seller outstanding under the 2003 Equity Incentive Plan of Venturi and held by employees of the Company or any of Company's Subsidiaries shall have vested, and each such employee shall have a period of not less than ninety (90) days beginning on the Closing Date within which to exercise all such options.

      7.8   HCE PLAN

      All obligations of Venturi, the Seller, the Company and/or Company's Subsidiaries to employees of the Company or any of its Subsidiaries in respect of the HCE Plan shall have been paid or otherwise funded in accordance with the terms of the HCE Plan. Without limiting the foregoing, Venturi shall have caused each account of each employee of the Company and its Subsidiaries in the HCE Plan to have become fully vested and shall have caused each such employee to have been paid (or shall have otherwise arranged for the prompt payment by Venturi to each such employee of) his or her full balance therein in cash.

      7.9   ESCROW AGREEMENT

      Seller and Venturi shall have executed, and shall have caused the Escrow Agent to execute, and delivered the Escrow Agreement to Buyer.

      7.10  MERGER TRANSACTION

      The transactions contemplated in the Merger Agreement shall have occurred simultaneously with the Closing.

      7.11  EMPLOYMENT AGREEMENT

      Venturi shall have either (i) (A) assigned the Employment Agreement dated October 1, 1996 between Venturi and Ann Fleming to the Company and (B) amended such Employment Agreement to provide that no severance payment is due upon a change of control except in the event of a termination by the Company other than for cause (as defined in such Employment Agreement) or a termination by Ann Fleming because of a requirement that she be based anywhere other than the metropolitan area where she currently resides and works, in either case within six months after a change of control; or (ii) paid any severance payment due to Ann Fleming under such Employment Agreement in connection with the consummation of the Contemplated Transactions.

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8.    CONDITIONS PRECEDENT TO VENTURI'S AND SELLER'S OBLIGATION TO CLOSE

      Seller's obligations to sell the Shares, and Seller's and Venturi's obligations to take the other actions required to be taken by them at the Closing, are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

      8.1   ACCURACY OF REPRESENTATIONS

      Except as contemplated or permitted by this Agreement, all of Buyer's representations and warranties in Article 4 of this Agreement must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

      8.2   BUYER'S PERFORMANCE

      (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to Article 6, Section 11.4 and Section 11.5 of this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

      (b) Each of the documents and other items required to be delivered by Buyer pursuant to Section 2.4 must have been delivered, and Buyer must have made the cash payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(c).

      8.3   REQUIRED CONSENTS

      Each of the Consents identified in Part 8.3 of the Disclosure Letter must have been obtained and must be in full force and effect.

      8.4   OPINION OF COUNSEL TO BUYER

      Seller must have received a duly executed opinion of Squire, Sanders & Dempsey L.L.P., as counsel to Buyer, dated the Closing Date, in substantially the form of Exhibit 8.4.

      8.5   NO INJUNCTION

      There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Shares by Seller to Buyer.

      8.6   NO PROHIBITION

      Neither the consummation nor the performance of any of the Contemplated Transactions will materially contravene or conflict with or result in a material violation of, any applicable Legal Requirement or Order.

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      8.7   ESCROW AGREEMENT

      Buyer shall have executed and delivered the Escrow Agreement to Seller.

      8.8   MERGER TRANSACTION

      The transactions contemplated in the Merger Agreement shall have occurred simultaneously with the Closing.

      8.9   SHAREHOLDER APPROVAL

      Seller shall have received the Shareholder and Board Approval.

9.    TERMINATION

      9.1   TERMINATION EVENTS

      This Agreement may, by notice given prior to or at the Closing, be terminated, whether before or after Shareholder and Board Approval is obtained:

      (a) (i) by Buyer if a material Breach of any provision of this Agreement has been committed by Venturi or Seller and such Breach has not, by the time of giving of such notice, been waived or cured (provided, however, to the extent that such Breach would give rise to the failure of a condition set forth in
Section 7.1 or 7.2(a), if such Breach is capable of being cured, then Venturi or Seller, as the case may be, shall have until the earlier of the Outside Closing Date or the close of business of the fifth (5th) business day immediately after written notice of such Breach has been given by Buyer to Seller or Venturi to cure such Breach), or (ii) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not, by the time of giving of such notice, been waived or cured (provided, however, to the extent that such Breach would give rise to the failure of a condition set forth in
Section 8.1 or 8.2(a), if such Breach is capable of being cured, then Buyer shall have until the earlier of the Outside Closing Date or the close of business of the fifth (5th) business day immediately after written notice of such Breach has been given by Seller or Venturi to Buyer to cure such Breach);

      (b) (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Outside Closing Date and Buyer has not waived such condition on or before the Outside Closing Date or if satisfaction of such a condition is or becomes impossible if Buyer has not waived such condition before notice of termination is given; or (ii) by Seller, if any of the conditions in Article 8 has not been satisfied as of the Outside Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller or Venturi to comply with their obligations under this Agreement) and Seller and Venturi have not waived such condition before notice of termination is given;

      (c)   by mutual written consent of Buyer and Seller;

      (d) by Venturi and Seller as provided in, and subject to, Section 5.7(d) hereof;

                                      52-
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      (e)   by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Outside Closing Date; provided, however, that any such termination by either the Buyer or the Seller under this clause (e) shall be accompanied by the payment of the Non-Consummation Fee by Venturi to Buyer by wire transfer in immediately available funds; or

      (f) by either Buyer or Seller if the Merger Agreement has been terminated for any reason.

      9.2   EFFECT OF TERMINATION

      (a) Except as otherwise expressly provided in this Agreement, each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and
11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the material Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, then the terminating party's right to pursue all legal remedies will survive such termination unimpaired and, in addition to such rights, except as otherwise set forth in
Section 9.2(b), below, in the case of termination by any party, Buyer shall be entitled to, and Venturi shall pay, or caused to be paid, to or as directed by Buyer, in cash by wire transfer of immediately available funds to an account designated by Buyer, the Non-Consummation Fee.

      (b) (i) Buyer shall be entitled to, and Venturi shall pay, or caused to be paid, to or as directed by Buyer, in cash by wire transfer of immediately available funds to an account designated by Buyer, in lieu of the Non-Consummation Fee, the Termination Fee in the case of termination of this Agreement by Seller pursuant to Section 9.1(d) to the extent such termination is also pursuant to Section 5.7(d)(ii)(B); and

            (ii) Neither Venturi nor Seller shall have any obligation to Buyer in the case of any termination of this Agreement by Seller pursuant to Section 9.1(a)(ii) hereof; provided that Buyer is not then entitled to terminate this Agreement pursuant to Section 9.1(a)(i) hereof.

      (c) The Confidentiality Agreement shall remain in full force and effect and survive the termination of this Agreement.

      9.3   EXPENSE REIMBURSEMENT AGREEMENT

      The parties hereto hereby acknowledge and agree that the obligation of Seller and Venturi under this Agreement to pay to Buyer the Buyer Termination Expenses, the Non-Consummation Fee or the Termination Fee, as applicable, upon termination of this Agreement

                                      53-
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supercedes Venturi's obligation to pay expenses under the Expense Reimbursement
Agreement, which is hereby terminated.

10.   INDEMNIFICATION; REMEDIES

      10.1  SURVIVAL

      All representations, warranties, covenants and obligations in this Agreement, the Disclosure Letter (as supplemented by any Disclosure Letter Supplements), any Disclosure Letter Supplements, each certificate delivered pursuant to Section 2.4(a)(iv), and any other certificate or document delivered pursuant to this Agreement will, subject to the limitations specified in Section 10.4, survive the Closing. The right to indemnification, payment of Damages or (subject to the last paragraph of Section 10.2) other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) other than through the Disclosure Letter at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations.

      10.2  INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND VENTURI

      Subject to Section 10.4(a) and 10.5 hereof, Seller and Venturi shall, jointly and severally, indemnify and hold harmless Buyer, the Company and Company's Subsidiaries, and each of their respective Representatives, equity holders, controlling persons and Related Persons (collectively with Buyer, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage or expense (including costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

      (a) any Breach of any representation or warranty made by Seller or Venturi in this Agreement, the Disclosure Letter (after giving effect to Disclosure Letter Supplements to the extent, and only to the extent, that a Disclosure Letter Supplement revised the Disclosure Letter with respect to an event, condition or state of facts that arose or occurred either (i) after execution of this Agreement or (ii) prior to execution of this Agreement but was not actually known to Seller or Venturi prior to such execution), or any other document or certificate delivered by Seller or Venturi pursuant to Section 2.4(a);

      (b) any Breach by Seller or Venturi of their covenants or obligations in this Agreement to the extent that such Breach has not been disclosed on the certificate or certificates delivered by Venturi and Seller pursuant to Section 2.4(a)(iv);

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(c)   any claim by any Person for payments alleged to be due and owing from the
Company or any of its Subsidiaries to or in respect of the HCE Plan or as a result of any failure by Seller or Venturi to otherwise satisfy the conditions specified in Section 7.8; or

(d) the failure to obtain any Consent that Venturi, Seller, the Company or any of the Company's Subsidiaries is required to obtain from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

      Notwithstanding anything in this Agreement to the contrary, for purposes of determining Damages for which Seller and Venturi shall be obligated to indemnify the Indemnified Persons pursuant to this Section 10.2 and Section 10.5, with respect to each representation and warranty made by Seller and/or Venturi in Article III of this Agreement that is subject to a materiality qualification (other than Sections 3.4, 3.9(a), 3.11 and 3.13), whether a "Breach" of such representation or warranty shall be deemed to have occurred, and the amount of Damages arising therefrom (including, without limitation, for purposes of aggregating Damages to determine when the "Floor" (as defined in Section 10.5) has been exceeded) shall be determined without taking such materiality qualification into account.

         From and after the Closing, the right to indemnification and other rights under this Article 10 shall constitute, to the fullest extent permitted by law, the Buyer's and the Seller's sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement, any Agreement or document executed and delivered pursuant to this Agreement, or the Contemplated Transactions.

      10.3 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

      Subject to the last paragraph of Section 10.2, Section 10.4(b) and Section
10.6 hereof, Buyer will indemnify and hold harmless Seller, Venturi and each of their respective Representatives, equity holders, controlling persons and Related Persons, and will pay to or as directed by Seller, the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any other document or certificate delivered by Buyer pursuant to this Agreement,
(b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

      10.4 TIME LIMITATIONS

      (a) Seller and Venturi shall be liable to Buyer and its Related Persons for claims based upon (i) any representation or warranty (other than claims for indemnification or reimbursement based upon a representation or warranty in Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a), 3.10 or 3.20), any obligation under Section 10.2(d) and any covenant or obligation to be performed and complied with as a condition of the Closing (other than claims based upon the

                                      55-
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covenants and obligations to be performed and complied with under Section 5.11 and the indemnification obligation under clause (c) of Section 10.2) if Buyer notifies Seller of such a claim on or before the date that is one (1) year after the Closing Date, (ii) any representation or warranty in Section 3.10 if Buyer notifies Seller of such a claim on or before expiration of any applicable statute of limitation with respect to such claim, and (iii) any representation or warranty in Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a) and 3.20 and any covenant or obligation under Section 5.11 and any indemnification obligation under clause (c) of Section 10.2 if Buyer at any time notifies Seller of such a claim, in each case specifying the factual basis thereof in reasonable detail to the extent then known by Buyer. Buyer will make Commercially Reasonable Efforts to promptly notify Seller of claims based upon clause (ii) or clause (iii) above; provided, however, any failure to so promptly notify Seller shall not relieve Seller or Venturi of their obligation to pay Damages to Indemnified Persons with respect thereto.

      (b) Buyer shall be liable to Venturi, Seller and their Related Persons for claims based upon (i) any representation or warranty (other than claims for indemnification or reimbursement based upon a representation or warranty in Sections 4.1 or 4.2) and with respect to any covenant or obligation to be performed and complied with as a condition of the Closing (other than claims based upon the covenants and obligations to be performed and complied with under Sections 6.4, 6.5 and 6.6) if Seller notifies Buyer of such a claim on or before the date that is one (1) year after the Closing Date, and (ii) any representation or warranty in Sections 4.1 and 4.2 and any covenant or obligation in Sections 6.4, 6.5 and 6.6 if Seller at any time notifies Buyer of such a claim, in each case specifying the factual basis thereof in reasonable detail to the extent then known by Seller.

      10.5 LIMITATIONS ON AMOUNT -- SELLER AND VENTURI

      Neither Seller nor Venturi shall have liability with respect to the matters described in clause (a) of Section 10.2 or, except with respect to Damages arising under Section 5.11, clause (b)of Section 10.2 or clause (d) of
Section 10.2 until the aggregate of all claims for Damages with respect to such matters exceeds $200,000 (exclusive of attorneys' fees and legal expenses) ("Floor"), and then only for the amount of Damages in excess of $100,000; provided, however, that such Floor shall not apply to matters arising in respect of Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a), 3.10, 3.20 or 10.8. In
addition, neither Seller nor Venturi shall have liability with respect to the matters described in clause (a) of Section 10.2, clause (b) of Section 10.2 (except with respect to Damages arising under Section 5.11), clause (d) of
Section 10.2 or Section 10.8 to the extent that the aggregate of such Damages exceeds $5,000,000 ("Ceiling"); provided, however, that Damages arising from or in connection with matters arising in respect of Sections 3.1(b), 3.2(a)(ii), 3.2(b)(i), 3.3(a) or 3.20 or to the obligation of Seller and Venturi to indemnify Buyer for SUI Taxes and/or Unclaimed Property Taxes under Section 10.8(a)(iii) shall not be subject to such Ceiling, and shall not be aggregated with any other Damages for purposes of determining when such Ceiling has been exceeded for such other Damages.

      In addition to the foregoing, Buyer, Venturi and Seller agree to the following additional limitations on liability:

                                      56-

      (a) all Damages recoverable by an Indemnified Person shall be net of insurance proceeds and any amounts such Indemnified Person either (i) recovers from third parties, or (ii) which would reasonably be expected to be recovered by such Indemnified Person as insurance proceeds provided such Indemnified Person (A) had a valid claim, and (B) used commercially reasonable efforts to collect amounts under all applicable insurance policies pursuant to which Indemnified Person was entitled to payment;

      (b) upon any payment of Damages to an Indemnified Person, the Indemnifying party shall be subrogated to all rights of the Indemnified Person with respect to the Damages to which such indemnification relates; provided, however, that the Indemnifying party will only be subrogated to the extent of any amount paid by it pursuant to this Agreement in connection with such Damages; and provided further that no such right of subrogation will arise in favor of an Indemnifying party if such right would give such Indemnifying party the right to be reimbursed or further indemnified by the Company;

      (c) the Indemnified Person shall take all reasonable steps to mitigate all indemnifiable Damages upon and after becoming aware of any event that could reasonably be expected to give rise to any Damages that are indemnifiable hereunder; and

      (d) notwithstanding any other provision in this Agreement to the contrary, none of Venturi, Seller or Buyer shall be required to indemnify, hold harmless or otherwise compensate any Indemnified Person for special, incidental or consequential, or punitive damages and, the term "Damages" shall be deemed not to include any such non-reimbursable damages; provided, however, that any damages recovered or sought in any third-party claim against an Indemnified Person shall not be excluded from Damages for purposes of this Section 10.5.

      10.6 LIMITATIONS ON AMOUNT -- BUYER

      Buyer shall have no liability with respect to the matters described in clause (a) of Section 10.3 until the aggregate of all claims for Damages with respect to such matters exceeds $100,000 (exclusive of attorneys' fees and legal expenses), and then only to the amount of such excess; provided, however, the foregoing limitations shall not apply to matters arising in respect of Sections
4.1 or 4.2 or to any Breach of any of Buyer's representations and warranties of which Buyer had knowledge at any time prior to the date on which such representation and warranty is made.

      10.7 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS

      (a)   Promptly after receipt by an indemnified party under Section 10.2 or
Section 10.3 of notice of any claim or demand by any Person other than an indemnified party, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                                      57-

      (b) If any Proceeding referred to in Section 10.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless the indemnifying party is also a party to such Proceeding and joint representation would be inappropriate due to a conflict of interest), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses incurred with respect to the defense of such Proceeding after such time as the Indemnifying party so assumes such defense. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.

      (c) Notwithstanding the foregoing, if there is a reasonable probability that a Proceeding would adversely affect an indemnified party other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, such indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent. The indemnifying party may, at its expense, participate in such Proceedings with counsel of its choice.

      (d) Seller and Venturi hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller or Venturi with respect to such a claim anywhere in the world.

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      10.8 TAX MATTERS

      (a) Venturi and Seller shall be jointly and severally liable for the payment of, and will defend, indemnify and hold Buyer, Company, all of Company's Subsidiaries and all of their affiliates harmless from and against any and all Damages arising out of or related to, (i) any Taxes caused by or resulting from the sale of the Shares (including all Taxes arising from any Section 338(h)(10) Elections), (ii) any Taxes imposed on or incurred by Company or any of its Subsidiaries arising out of the inclusion of Company in the consolidated group of which Venturi is the common parent, or in any combined, consolidated, unitary or similar group (a "Group") prior to the Closing Date, (iii) any Taxes imposed on or incurred by Company or any of its Subsidiaries (or any Group with respect to the taxable items of Company or any of its Subsidiaries) for any taxable period ending on or before the Closing Date (or the portion, determined as described in paragraph (b) of this Section, of any such Taxes for any taxable period beginning on or before and ending after the Closing Date which is allocable to the portion of such period occurring on or before the Closing Date (the "Pre-Closing Period")), including, without limitation, all SUI Taxes and all Unclaimed Property Taxes allocable to any Pre-Closing Period, provided that Venturi and Seller shall only be liable for such Pre-Closing Period Taxes to the extent such Taxes exceed the aggregate reserve for such Tax liability, if any, shown on the Closing Date Balance Sheet; and (iv) any costs of investigation and defense and reasonable attorneys' fees incurred by Buyer, Company, or any of Company's Subsidiaries in connection with any audit or other proceeding by a governmental authority relating to the Taxes described in this paragraph (a). Buyer, Venturi, and Seller agree that neither the Closing Date Balance Sheet nor the March 28th Carve-Out Balance Sheet shall contain any reserves relating to the SUI Taxes and the Unclaimed Property Taxes.

      (b) Whenever it is necessary for purposes of Section 10.8(a) to determine the portion of any Taxes imposed on or incurred by Company and any of its Subsidiaries (or any Group) for a taxable period beginning on or before and ending after the Closing Date ("Straddle Period") that is allocable to the Pre-Closing Period, the determination shall be made, in the case of Taxes that are not measured by, or based upon, gross receipts or net income, on a per diem basis, except any consequences of any Section 338(h)(10) Elections shall be excluded, and, in the case of other Taxes, by assuming that the Pre-Closing Period constitutes a separate taxable period of Company or any of its Subsidiaries and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning on or before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the Pre-Closing Period ratably on a per diem basis and any consequences of any Section 338(h)(10) Elections shall be excluded). All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. In the event of any disagreement between Buyer and Venturi as to the proper allocation of any item, Buyer and Venturi shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the proper allocation shall be binding on both Buyer and Venturi. The costs of such firm shall be shared equally by Buyer and Venturi.

      (c) Venturi and Seller will, to the extent permitted by applicable law, elect with the relevant taxing authorities to close all taxable periods of Company and each of its Subsidiaries as of the close of business on the Closing Date.

                                      59-

      (d) Venturi, Seller and Buyer agree that any indemnification payments made pursuant to this Section 10.8 will be treated by the parties on their respective Tax Returns as an adjustment to the Purchase Price.

      (e) The following provisions shall govern the allocation of responsibility as between Buyer, Venturi and Seller for certain tax matters following the Closing Date:

            (i) Tax Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and any of its Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Venturi or Seller will include the operations of the Company or any of its Subsidiaries. Buyer shall permit Venturi to review and comment on each such Tax Return described in the preceding sentence prior to filing. Buyer and Venturi also agree that any Tax Returns related to the SUI Taxes and Unclaimed Property Taxes shall be prepared by Venturi and shall be submitted to Buyer for its review and comment prior to filing. In the event that Buyer and Venturi shall be unable to agree as to the proper reporting of any item on any Tax Return described in this paragraph (i), Buyer and Venturi shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the proper reporting of such item shall be binding on both Buyer and Venturi. The costs of such firm shall be shared equally by Buyer and Venturi. Venturi or Seller shall pay to or as directed by Buyer Taxes of the Company or any of its Subsidiaries with respect to such periods at least five
(5) days prior to the date on which such Taxes are required to be paid (or, if such Taxes are then past due, immediately upon demand of Buyer) to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserves for deferred taxes), if any, shown on the Closing Date Balance Sheet, provided that all determinations as to the sufficiency of the reserve for Tax liability will be made in the aggregate and not as to whether a reserve was established for a particular Tax.

            (ii) Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and any of its Subsidiaries for Tax periods that begin before the Closing Date and end after the Closing Date, excluding any income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Venturi or Seller will include the operations of the Company or any of its Subsidiaries. Venturi or Seller shall pay to Buyer at least five (5) days prior to the date on which such Taxes are required to be paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (excluding any reserves for deferred taxes), if any, shown on the Closing Date Balance Sheet provided that all determinations as to the sufficiency of the reserve for Tax liability will be made in the aggregate and not as to whether a reserve was established for a particular Tax. In the event of any disagreement between Buyer and Venturi as to the proper reporting of any item on any Tax Return governed by this paragraph (ii), Buyer and Venturi shall submit such disagreement to a mutually-agreed upon public accounting firm whose decision as to the proper reporting of such item shall be binding on both Buyer and Venturi. The costs of such firm shall be shared equally by Buyer and Venturi.

                                      60-
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            (iii) Buyer, Company, Venturi and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 10.8 and any audit, litigation or other proceeding with respect to Taxes, including, without limitation, SUI Taxes and Unclaimed Property Taxes. Such cooperation shall include Venturi's, Seller's, Company's and Buyer's retention and (upon the request of another party) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the accounting books and records are not in the possession of Company or a Subsidiary of Company, Venturi and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and any of its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Buyer, Company or any of Company's Subsidiaries so requests, Venturi and Seller shall allow Buyer, Company or any of such Subsidiaries to take possession of such books and records. To the extent the accounting books and records that are relevant to any Pre-Closing Period, including without limitation any books and records that are relevant to SUI Taxes or Unclaimed Property Taxes, are in the possession of Company or a Subsidiary of Company, Buyer shall cause Company and such Subsidiaries to retain all books and records with respect to such Tax matters relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Venturi or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

            (iv) Venturi and Seller further agree, upon request, to provide Buyer with all information that is in their possession and that Buyer may be required to report pursuant to Section 6043 of the IRC and all Treasury Department Regulations promulgated thereunder.

      (f) Notwithstanding any provisions to the contrary contained in this Agreement, Buyer shall have the sole right to control and make all decisions regarding the Company's and any of its Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to Taxes, including selection of counsel and selection of a forum for such contest, provided, however, that in the event such audit or proceeding relates to Taxes for which Venturi or Seller is responsible and has agreed to indemnify Buyer pursuant to Section 10.8 hereof, including, without limitation, SUI Taxes and Unclaimed Property Taxes,
(A) Buyer, Venturi and Seller shall cooperate in the conduct of any audit or proceeding relating to such period, (B) Buyer, Venturi, or Seller shall have the right to participate in such audit or proceeding at their own expense, (C) Seller or Venturi shall have the right to control and make all decisions regarding the Company's and any of its Subsidiaries' interests in any such proceeding, provided that neither Seller nor Venturi may enter into any agreement with the relevant taxing authority pertaining to such Taxes if such agreement could have an adverse effect on Buyer, Company, or any Subsidiary with respect to any Tax period ending after the Closing Date, and (D) Buyer may, without the written consent of Venturi or Seller, enter into an agreement with respect to the

                                      61-
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settlement of any such proceeding provided that Buyer shall have agreed in writing to forego any indemnification under this Agreement (or the Escrow Agreement) with respect to such Taxes.

      10.9 PROCEDURE FOR INDEMNIFICATION -- OTHER CLAIMS

      A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.   GENERAL PROVISIONS

      11.1 EXPENSES

      Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants.

      11.2 NOTICES

      All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt or, if such written confirmation is not received, provided that a copy is mailed by registered mail, return receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  Seller:              PFI Corp.
                                       c/o Venturi Partners, Inc.
                                       2709 Water Ridge Parkway
                                       Second Floor
                                       Charlotte, NC  28217
                                       Attention: General Counsel
                                       Facsimile No.: 704-442-5138

                  Venturi:             Venturi Partners, Inc.
                                       2709 Water Ridge Parkway
                                       Second Floor
                                       Charlotte, NC  28217
                                       Attention: General Counsel
                                       Facsimile No.: 704-442-5138

                                      62-

                  Buyer;               Compass CS Inc.
                                       c/o CBS Personnel Services
                                       435 Elm Street
                                       Cincinnati, Ohio  45202
                                       Attention: Frederick L. Kohnke
                                       Facsimile No.: (513) 651-4882

                 with a copy to:       Squire, Sanders & Dempsey L.L.P.
                                       312 Walnut Street
                                       Suite 3500
                                       Cincinnati, Ohio
                                       Attention: Stephen C. Mahon
                                       Facsimile No.: 513.361.1200

      11.3 JURISDICTION; SERVICE OF PROCESS

      Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York in Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

      11.4 SECTION 338(H)10 ELECTION

      (a) Seller and Buyer shall make a timely, irrevocable and effective election under Section 338(h)(10) of the IRC and any similar election under any applicable state, local or foreign income Tax law (collectively, the "Section 338(h)(10) Elections") with respect to Buyer's purchase from Seller of the shares of the Company and with respect to the stock of any Subsidiary for which a Section 338(h)(10) Election may be made.

      (b) To facilitate the Section 338(h)(10) Elections, Seller shall deliver to Buyer, at least fifteen (15) days prior to the Closing, drafts of IRS Form 8023 and any similar forms under applicable state, local, or foreign income Tax law (collectively, the "Forms"). Buyer shall review such Forms and provide any proposed revisions to Seller at least five (5) days prior to the Closing. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. The Forms, in the form reasonably determined by Seller, shall be duly executed by an authorized person for Seller and Buyer at the Closing. Seller shall duly and timely file the Forms as prescribed by Treasury Regulation Section 1.338(h)(10)-1 or the corresponding provisions of applicable state, local or foreign income Tax law.

      (c)   As soon as practicable after the Closing Date and at least thirty
(30) days prior to the due date and filing of IRS Form 8883 by either party, Buyer shall provide Seller with a draft of IRS Form 8883 (including the calculation and proposed allocation of the Aggregate Deemed

                                      63-
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Sales Price in a manner consistent with the requirements of Section 338 and the
Treasury Regulations thereunder). Seller shall review such Form 8883 and provide any proposed revisions to Buyer at least ten (10) days prior to the due date of such Form 8883 for either party. Buyer and Seller agree to negotiate in good faith such proposed revisions and to attempt to resolve any differences between the parties. In the event the parties reach agreement as to the information to be reflected on such Form 8883, the Form shall be revised and timely filed by each party as required by law. Each of Buyer and Seller shall report the allocation of the Aggregate Deemed Sales Price (and any adjustments thereto) for Tax purposes and file its Tax Returns (including the Form 8883) in a manner consistent with any mutually-agreed allocations determined pursuant to this
Section 11.4(c). In the event the parties do not reach agreement on the information to be reflected on such Form, each party shall provide to the other party its final version of such Form and shall timely file its final version of such Form in the manner required by law.

      11.5 FURTHER ASSURANCES

      The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

      11.6 WAIVER

      The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

      11.7 ENTIRE AGREEMENT AND MODIFICATION

      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Confidentiality Agreement and other documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                                      64-

      11.8 DISCLOSURE LETTER

      (a) Seller and Venturi may, at their option, include in the Disclosure Letter items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement, except to the extent that the relevance to such other representation and warranty is manifest on the face of the Disclosure Letter.

      (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      11.9 ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

      Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that Buyer may assign any of its rights under this Agreement to any Related Person of Buyer; provided, however, that, unless Venturi and Seller have expressly agreed to release Buyer from its obligations hereunder in connection with any such assignment, Buyer shall remain primarily and fully liable for its obligations and liabilities under this Agreement. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

      11.10 SEVERABILITY

      If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      11.11 SECTION HEADINGS; CONSTRUCTION

      The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                                      65-

      11.12 GOVERNING LAW

      This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

      11.13 COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

      11.14 CONFIDENTIALITY

      Without limiting any rights or obligations under the Confidentiality Agreement, between the date of this Agreement and the Closing Date, each of Buyer, Venturi and Seller will maintain in confidence, and will cause their respective directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of another party or of the Company or its Subsidiaries, all written, oral or other information obtained in confidence from another party or from the Company or its Subsidiaries in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by, or necessary or appropriate in connection with, legal proceedings. Promptly upon the written request of another party, the requested party will return or destroy as much of such written information as the other party may reasonably request.

                                      66-

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

Buyer:                                        Seller:

COMPASS CS INC.                               PFI CORP.

By: /s/ Frederick L. Kohnke                   By: /s/ Larry L. Enterline
    -----------------------                       ------------------------------
Printed Name: Frederick L. Kohnke             Printed Name: Larry L. Enterline
Its: President                                Its: Chief Executive Officer

                                              Venturi:

                                              VENTURI PARTNERS, INC.

                                              By: /s/ Larry L. Enterline
                                                  ------------------------------
                                              Printed Name: Larry L. Enterline
                                              Its:  Chief Executive Officer

                                      67-

                                  EXHIBIT 1(a)

                           BUYER TERMINATION EXPENSES
                           --------------------------

-------------------------------------------------------------------------------
DESCRIPTION                                                           AMOUNT
-----------                                                           ------
-------------------------------------------------------------------------------
Tax and accounting due diligence                                   $175,000.00
-------------------------------------------------------------------------------
Integration planning                                                $75,000.00
-------------------------------------------------------------------------------
Legal                                                              $600,000.00
-------------------------------------------------------------------------------
Investment banking                                                 $300,000.00
-------------------------------------------------------------------------------
Financing (commitment fees)                                        $475,000.00
-------------------------------------------------------------------------------
Financing (closing fees)                                           $940,000.00
-------------------------------------------------------------------------------
Financing (legal)                                                  $200,000.00
-------------------------------------------------------------------------------
Financing (other)                                                   $50,000.00
-------------------------------------------------------------------------------
Miscellaneous travel and other expenses                            $100,000.00
                                                                   -----------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Total                                                            $2,915,000.00
-------------------------------------------------------------------------------